STOCK PURCHASE AGREEMENT

BY AND AMONG

SECURUS TECHNOLOGIES, INC.,

APPALOOSA ACQUISITION COMPANY LTD.,

0787223 B.C. LTD.,

AND

MR. FLOYD SULLY

DATED AS OF APRIL 11, 2007

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of the 11th day of April, 2007, by and among Securus Technologies, Inc., a Delaware corporation (the “Parent”), Appaloosa Acquisition Company Ltd., a company organized under the laws of British Columbia (the “Purchaser”), 0787223 B.C. Ltd., a company organized under the laws of British Columbia (the “Seller”), and the Seller’s sole shareholder, Mr. Floyd Sully (“Mr. Sully”). Terms used herein and not otherwise defined shall have the meanings set forth in Section 13.3 hereof.

WHEREAS, the Seller is the sole shareholder of Syscon Holdings Ltd., a company organized under the laws of British Columbia (“Holdings”), which is the sole shareholder of Syscon Justice Systems Canada Ltd. (“Syscon Canada”);

WHEREAS, Syscon Canada is the sole shareholder or unit holder of Syscon Justice Systems International Pty Limited, an Australian corporation (“Syscon Australia”), Syscon Justice Systems International Limited, a United Kingdom corporation, and Syscon Justice Systems, Inc. , a California corporation (“Syscon U.S.”);

WHEREAS, Syscon U.S. is the sole stockholder of Modeling Solutions, LLC, a Nevada limited liability company and Modeling Solutions, LLC, a Wisconsin limited liability company;

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell, all of the Shares of Holdings;

WHEREAS, Mr. Sully and the Board of Directors of the Seller have approved the sale of all of the Shares of Holdings to the Purchaser, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of the Purchaser and Parent have approved the purchase of the Shares from the Seller;

WHEREAS, Holdings has outstanding unpaid amounts due to the Seller and Mr. Sully and the other Corporations have outstanding unpaid amounts due to Mr. Sully, all of which will be funded by the Purchaser at Closing;

WHEREAS, Mr. Sully is a party to this Agreement as the ultimate shareholder of all of the Corporations to provide indemnification to the Purchaser and to agree to certain noncompetition and nonsolicitation covenants as an inducement to, and a condition to, the Purchaser entering into this Agreement;

WHEREAS, as a further inducement and as a condition to the acquisition by the Purchaser of the capital stock of Holdings, Mr. Sully and certain executives of the Corporations have agreed to enter into new employment agreements with the Corporations contemporaneously following the closing of the transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the Seller, Mr. Sully and the Purchaser hereby agree as follows:

ARTICLE I

PURCHASE OF STOCK

1.1          Sale of Subsidiaries.  Seller agrees to cause Syscon Canada to sell, and the Parent agrees to purchase, immediately prior to the Closing, all of the issued and outstanding capital stock of Syscon U.S. and Syscon Australia. The purchase price for the stock of Syscon U.S. shall be the purchase of Syscon U.S.’ debt to Syscon Canada and $1,000. The purchase price for the stock of Syscon Australia shall be the purchase of Syscon Australia’s debt to Syscon Canada and $1,000 (together with the purchase price for Syscon U.S., the “Subsidiaries Purchase Price”). The Subsidiaries Purchase Price shall be paid to Syscon Canada by means of immediately available funds immediately prior to the Closing.

1.2          Purchase and Sale of Holdings. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase from the Seller, all of the issued and outstanding shares of capital stock and Options of Holdings (collectively, the “Shares”).

1.3          Purchase Price. In consideration for the conveyance of the Shares and in reliance on the representations and warranties, covenants and agreements of the Seller and Mr. Sully contained herein, the Purchaser shall:

(a)	pay to the Seller an aggregate amount in cash equal to:
	(i)	$41 million;
	(ii)	minus the Subsidiaries Purchase Price;
	(iii)	plus or minus the purchase price adjustments in Section 1.5;

(iv)         minus the outstanding balance of any Indebtedness owed by the Corporations as of the Closing Date, excluding Syscon U.S.’ and Syscon Australia’s debt to Syscon Canada, included in the Subsidiaries Purchase Price;

(v)          minus the Deposit (such net amount being referred to as the “Cash Amount”); and

(vi)         pay to the Seller the Earn-Outs, if and when earned pursuant to Section 1.4;

(b)          transfer to the Seller 45,604 shares of common stock of the Parent, par value $0.01 (the “Parent Common Stock”); and

(c)          repay the Corporations’ Indebtedness as of the Closing Date (collectively, with the Deposit, the “Purchase Price”).

Subject to Section 1.5, the Cash Amount, the Subsidiaries Purchase Price and the repayment of the Indebtedness shall be funded by means of a wire transfer of immediately available funds on the Closing Date. On the Closing Date the parties shall direct Lang Michener LLP to release the Deposit to the Seller.

1.4          Earn-Out Consideration. As an additional component of the Purchase Price for the Shares and so long as Mr. Sully has not resigned or been terminated for “Cause” (as defined in his employment agreement with Syscon Canada, as contemplated by Section 7.5 hereof), the Purchaser shall pay to the Seller up to $7 million each Earn-Out Year that the Corporations’ Revenue meets or exceeds the Revenue targets in the Earn-Out Years up to a maximum of $21 million. The Earn-Out Years shall be: First Earn-Out Year – the first twelve complete months after the Closing Date; Second Earn-Out Year – the second twelve complete months after the Closing Date; and Third Earn-Out Year – the third twelve complete months after the Closing Date.

(a)          First Earn-Out. As soon as practicable after the First Earn-Out Year, the Corporations shall cause their accountants to prepare and deliver to the Seller unaudited consolidated financial statements of the Corporations for the First Earn-Out Year and a calculation of the Revenue of the Corporations for the First Earn-Out Year (the “First Year Revenue”), which shall be prepared in accordance with GAAP. The Purchaser and the Seller shall have the right to dispute the calculation of the First Year Revenue (and any items therein) and make any proposed adjustments thereto as provided in Section 1.5(c). If the First Year Revenue equals or exceeds $56.5 million, on the applicable Settlement Date, the Purchaser shall pay to the Seller $7 million. If the First Year Revenue exceeds $30 million but is less than $56.5 million on the applicable Settlement Date the Purchaser shall pay to the Seller $7 million multiplied by the following fraction:

First Year Revenue - $30 million

$26.5 million

(b)          Second Earn-Out. As soon as practicable after the Second Earn-Out Year, the Corporations shall cause their accountants to prepare and deliver to the Seller unaudited consolidated financial statements of the Corporations for the Second Earn-Out Year and a calculation of the Revenue of the Corporations for the Second Earn-Out Year (the “Second Year Revenue”), which shall be prepared in accordance with GAAP. The Purchaser and the Seller shall have the right to dispute the calculation of the Second Year Revenue (and any items therein) and make any proposed adjustments thereto as provided in Section 1.5(c). If the Second Year Revenue equals or exceeds $61.5 million, on the applicable Settlement Date, the Purchaser shall pay to the Seller $7 million. If the Second Year Revenue exceeds $33.33 million but is less than $61.5 million, on the applicable Settlement Date the Purchaser shall pay to the Seller $7 million multiplied by the following fraction:

Second Year Revenue - $33.33 million

$28.17 million

(c)          Third Earn-Out. As soon as practicable after the Third Earn-Out Year, the Corporations shall cause their accountants to prepare and deliver to Holdings unaudited consolidated financial statements of the Corporations for the Third Earn-Out Year and a

calculation of the Revenue of the Corporations for the Third Earn-Out Year (the “Third Year Revenue”), which shall be prepared in accordance with GAAP. Holdings and the Corporations shall have the right to dispute the calculation of the Third Year Revenue (and any items therein) and make any proposed adjustments thereto as provided in Section 1.5(c). If the Third Year Revenue equals or exceeds $63.1 million, on the applicable Settlement Date, the Purchaser shall pay to the Seller $7 million. If the Third Year Revenue exceeds $36.67 million but is less than $63.1 million, on the applicable Settlement Date the Purchaser shall pay to the Seller $7 million multiplied by the following fraction:

Third Year Revenue - $36.67 million

$26.43 million

(d)          In the event that any portion of the First Earn-Out is not earned pursuant to Section 1.4(a), but the Second Year Revenue exceeds $61.5 million, then the Second Year Revenue in excess of $61.5 million shall be added to the First Year Revenue to recompute the First Earn-Out. The Purchaser shall pay the Seller any remaining First Earn-Out in excess of the First Earn-Out previously paid to the Seller, if any, based upon the recalculated First Year Revenue on the Settlement Date that the Second Earn-Out is paid.

(e)          In the event that any portion of the Second Earn-Out is not earned pursuant to Section 1.4(b), but the Third Year Revenue exceeds $63.1 million, then the Third Year Revenue in excess of $63.1 million shall be added to the Second Year Revenue to recompute the Second Earn-Out. The Purchaser shall pay the Seller any remaining Second Earn-Out in excess of the Second Earn-Out previously paid to the Seller, if any, based upon the recalculated Second Year Revenue on the Settlement Date that the Third Earn-Out is paid.

(f)           In the event that the First Year Revenue exceeds $56.5 million, then the First Year Revenue in excess of $56.5 million shall be added to the Second Year Revenue to recompute the Second Earn-Out. In the event that Second Year Revenue exceeds $61.5 million the Seller may roll back any portion of such excess revenue pursuant to Section 1.4(d) or alternatively, any other portion of the Second Year Revenue in excess of $61.5 million shall be added to the Third Year Revenue to compute the Third Earn-Out. The First Earn-Out, the Second Earn-Out, and the Third Earn-Out are collectively referred to as the “Earn-Outs”.

(g)          Irrespective of the foregoing, if the sum of the First Year Revenue, the Second Year Revenue and the Third Year Revenue exceed $180 Million on or prior to the end of the Third Earn-Out Year, the Purchaser shall pay the Seller $21 million, less the amount of any prior Earn-Outs previously paid to it, on the next Settlement Date.

1.5	Purchase Price Adjustments.

(a)          Pre Closing Adjustments. At least two (2) days prior to the Closing Date an officer of the Corporations shall prepare and deliver to the Purchaser an estimated consolidated balance sheet and an estimated calculation of the Closing Date Net Working Capital for the Corporations as of the Closing Date immediately prior to the Closing, prepared in accordance with GAAP (the “Estimated Closing Date Balance Sheet”). The officer of the Corporations shall also provide the Purchaser with copies of all work papers and other documents and data as were used to prepare the Estimated Closing Date Balance Sheet. If the Estimated Closing Date Balance Sheet shows a Working Capital Shortfall, the Cash Amount paid at Closing shall be decreased by the aggregate amount of such Working Capital Shortfall.

(b)          Post Closing Adjustments. As soon as practicable after the Closing Date, but no later than 45 days thereafter, the Purchaser shall cause its accountants to prepare and deliver to the Seller a consolidated balance sheet for the Corporations (the “Closing Date Balance Sheet”) and a calculation of the Closing Date Net Working Capital on the Closing Date immediately prior to the Closing, which shall be prepared by the Purchaser in accordance with GAAP. The Purchaser’s accountants shall also make available to the Seller copies of all work papers and other documents and data as were used to prepare the Closing Date Balance Sheet. The Seller and the Purchaser shall have the right to dispute the Closing Date Balance Sheet (and any items therein) and the Closing Date Net Working Capital calculation and make any proposed adjustments thereto as provided in Section 1.5(c) hereto.

(i)           If it is determined there is a Working Capital Shortfall in excess of the estimated Working Capital Shortfall, the excess Working Capital Shortfall shall be paid by the Seller to the Corporations on the Settlement Date; or

(ii)          If it is determined there is a Working Capital Shortfall less than the estimated Working Capital Shortfall, the difference shall be paid by the Corporations to the Seller on the Settlement Date; or

(iii)        If it is determined that there is a Working Capital Surplus, the Working Capital Surplus plus the amount of any Working Capital Shortfall deducted from the Cash Amount pursuant to Section 1.5(a) shall be paid by the Corporations to the Seller on the Settlement Date;

(iv)         In the event a Working Capital Surplus is not paid to the Seller on the Settlement Date (unless due to the fault of either the Seller or Mr. Sully), the Corporations shall also pay to the Seller interest on the amount of the Working Capital Surplus plus the amount of any Working Capital Shortfall deducted from the Cash Amount pursuant to Section 1.5(a) at a rate of fifteen percent (15%) per annum, which shall accrue from the Closing Date to the date of actual payment. In the event a Working Capital Shortfall is not paid to the Corporations on the Settlement Date (unless due to the fault of the Purchaser), the Seller shall also pay to the Corporations interest on the amount of the Working Capital Shortfall at a rate of fifteen percent (15%) per annum, which shall accrue from the Closing Date to the date of actual payment.

(c)          Dispute Resolution Procedures. The Seller shall have until thirty (30) days after the delivery of the Closing Date Net Working Capital, the First Year Revenue, the Second Year Revenue, and the Third Year Revenue, as applicable, to review such calculations and propose any adjustments thereto. All adjustments proposed by the Seller shall be set out in detail in a written statement delivered to the Purchaser (the “Adjustment Statement”) and shall be incorporated into the Closing Date Balance Sheet, the First Year Revenue, the Second Year Revenue, and the Third Year Revenue, as applicable, unless the Purchaser shall object in writing to such proposed adjustments within five (5) days of receipt of the Adjustment Statement. If the Purchaser and the Seller disagree on the Closing Date Net Working Capital, the First Year Revenue, the Second Year Revenue, and the Third Year Revenue calculations, they shall attempt in good faith to resolve their dispute, but if a final resolution thereof is not obtained within ten (10) days after the Purchaser delivers to the Seller its objections, either the Purchaser or the Seller may retain for the benefit of all the parties hereto Deloitte & Touche LLP, or if unavailable or unwilling to participate, another nationally recognized independent accounting firm reasonably acceptable to both the Seller and the Purchaser (the “Independent Accountant”) to resolve any remaining disputes concerning the Adjustment Statement. If the Independent Accountant is retained, then (i) the Seller and the Purchaser shall each submit to the Independent Accountant in writing not later than fifteen (15) days after the Independent Accountant is retained their respective positions with respect to the Adjustment Statement, together with such supporting documentation as they deem necessary and (ii) the Independent Accountant’s decision shall be final and binding on, and nonappealable by, the Seller and the Purchaser. The fees and expenses of the Independent Accountant shall be paid by the party whose estimate of the Closing Date Net Working Capital, the First Year Revenue, the Second Year Revenue, and the Third Year Revenue, as applicable, is furthest from the Independent Accountant’s calculation of the same.

(d)          There shall be a “Settlement Date” after the calculation of the Closing Date Net Working Capital, the First Year Revenue, the Second Year Revenue, and the Third Year Revenue, as applicable, which shall mean the following, as applicable:

(i)           If the Seller agrees with the Purchaser’s calculations, five (5) business days after written notice thereof is delivered;

(ii)          If the Seller has not timely delivered an Adjustment Statement to the Purchaser pursuant to Section 1.5(c) within such thirty (30) days, then the Settlement Date shall be thirty-five (35) days after the date the Seller receives the calculation of Closing Date Net Working Capital, First Year Revenue, Second Year Revenue or Third Year Revenue, as applicable;

(iii)        If the Seller has timely delivered an Adjustment Statement pursuant to Section 1.5(c) above, and the Purchaser has not timely disputed it, thirty-five (35) days after the date the Purchaser receives the Adjustment Statement;

(iv)         If the Seller and the Purchaser have any disputes regarding an Adjustment Statement and they resolve those disputes, five (5) business days after such resolution;

(v)          Five (5) business days after the Independent Accountant’s decision, if applicable; or

(vi)         Such other date as shall be agreed between the Seller and the Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND MR. SULLY

The Seller and Mr. Sully, jointly and severally, represent and warrant to the Purchaser and the Parent as of the date hereof and as of the Closing Date:

2.1          Corporate Organization, Etc. Each Corporation is a corporation duly incorporated, organized and subsisting under the laws of the jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Each Corporation is registered, qualified or licensed to do business in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed, except where the failure to be so qualified will not have a Material Adverse Effect. Such jurisdictions are set forth in Schedule 2.1(a) hereto. True, complete and correct copies of each Corporation’s constating documents and bylaws as presently in effect are set forth in Schedule 2.1(b) hereto.

2.2          Subsidiaries. Set forth on Schedule 2.2(a) hereto is a complete and accurate list of all Subsidiaries of the Corporations. Each Subsidiary is a corporation or limited liability company duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Each Subsidiary is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed, except where the failure to be so qualified will not have a Material Adverse Effect. Such jurisdictions are set forth in Schedule 2.2(b) hereto. All of the outstanding shares, all Options to acquire shares, and all securities that are exchangeable or convertible into shares, of each Subsidiary are owned by a Corporation or a wholly owned Subsidiary of a Corporation, are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable Regulations and Contracts. The Corporations have good and marketable title to all of the outstanding shares, all Options to acquire shares, and all securities that are exchangeable or convertible into shares, of each Subsidiary, free and clear of all Liens, Contracts, Options or other limitations whatsoever. True, complete and correct copies of each Subsidiary’s charter or constating documents and bylaws as presently in effect are set forth in Schedule 2.2(c) hereto. No shares of any Subsidiary are reserved or allocated for issuance and there are no outstanding Options, Claims, Contracts, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the shares of any Subsidiary or pursuant to which any Subsidiary is or may become obligated to issue or exchange any shares of capital stock. Except as set forth in Schedule 2.2(d) hereto, the Corporations do not have any obligation to make any additional Investments in any Person.

2.3          Capitalization. The authorized, issued and outstanding shares, Options, and securities that are convertible into, or exchangeable for, shares of the Corporations on a fully diluted basis and without giving effect to any of the transactions contemplated hereby, are held beneficially and of record as set forth in Schedule 2.3 hereto, free and clear of all Liens, Claims and Orders. The Corporations do not have any Contracts containing any profit participation features, stock appreciation rights or phantom stock options, or similar Contracts that allow any Person to participate in the equity of the Corporations except as set forth on Schedule 2.3 hereto. No Corporation is subject to any obligation or Contract (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares or any Options. All of the outstanding shares of the Corporations are validly issued, fully paid and non-assessable. There are no shares of the Corporations held in the treasury of the Corporations and no shares of the Corporations are currently reserved or allocated for issuance for any purpose or upon the occurrence of any event or condition. There are no existing Contracts or Options between the Seller and Mr. Sully on the one hand, and any other Person, on the other hand, regarding the Shares. There are no Contracts between the Seller, Mr. Sully or any other Persons that are binding upon the Corporations with respect to the voting, transfer, encumbrance of the Corporations’ capital stock or Options to acquire shares or securities that are exchangeable or convertible into capital stock of the Corporations or with respect to any aspect of the Corporations’ governance or dividends or distributions. The share registers of the Corporations set forth in Schedule 2.3 hereto are complete and correct in all material respects.

2.4          Minute Books. The corporate minute books of the Corporations are complete and correct in all material respects and contain all of the material proceedings of the shareholders, members, managers and directors of the Corporations. A true and complete list of the incumbent directors and officers of the Corporations is set forth in Schedule 2.4 hereto.

2.5	Title to Shares.

(a)          The Seller is the sole owner of and has full right, power and authority to sell and vote the Shares. All of the Shares were acquired from Mr. Sully in compliance with all applicable Regulations, free and clear of any rescission and Contract rights. The Corporations have not redeemed any securities in violation of any Contract, Order or Regulation. Upon payment of the Purchase Price to the Seller at the Closing, the Seller will convey to the Purchaser good and marketable title to the Shares, free and clear of all Liens, Orders, Contracts or other limitations whatsoever. The assignments, endorsements, stock powers and other instruments of transfer delivered by the Seller to the Purchaser at the Closing will be sufficient to transfer the Seller’s entire interest, legal and beneficial, in the Shares to the Purchaser.

(b)          Mr. Sully is the sole owner of and has full right, power and authority to sell and vote the capital stock of the Sellers. All of the capital stock of Holdings was acquired from Mr. Sully in compliance with all applicable Regulations, free and clear of any rescission and Contract rights.

2.6	Authorization, Etc.

(a)          The Seller has full power and authority to enter into this Agreement and the agreements contemplated hereby to which the Seller is a party and to consummate the transactions contemplated hereby and thereby and to deliver the Shares and the certificates evidencing such Shares to the Purchaser as provided for herein, free and clear of all Liens, Claims and Orders. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors and Mr. Sully in accordance with all Regulations and no other corporate proceedings on their part are necessary to authorize this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to be entered into by the Seller each constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(b)          Mr. Sully has full power and authority to enter into this Agreement and the agreements contemplated hereby. This Agreement and all other agreements contemplated hereby to be entered into by Mr. Sully each constitute a legal, valid and binding obligation of Mr. Sully enforceable against Mr. Sully in accordance with its terms subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(c)          Except as set forth in Schedule 2.6(c) hereto, the execution, delivery and performance by the Seller and Mr. Sully of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller and Mr. Sully, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in the creation of any Lien upon the Corporations’ shares or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, written notice to, or filing with any third party or Authority pursuant to, the constating documents of the Corporations or any applicable Regulation, Order or material Contract to which the Corporations, the Seller, Mr. Sully or their respective properties or the Shares are subject. The Seller and Mr. Sully have complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby.

2.7	Financial Statements.

(a)          Attached as Schedule 2.7(a) hereto are (i) an audited consolidated year-end balance sheet of the Corporations as of June 30, 2006 and consolidated statements of income, shareholders equity and cash flow of the Corporations for the fiscal year then ended, (ii) the unaudited consolidated year-end balance sheets of the Corporations as of June 30, 2005 and 2004 and consolidated statements of income, shareholders’ equity and cash flow of the Corporations for each of the fiscal years then ended and (iii) an unaudited consolidated balance sheet of the Corporations as of February 28, 2007 and unaudited consolidated statements of income, shareholders’ equity and cash flow for the eight-month period then ended. Such balance sheets and the notes thereto fairly present in all material respects the consolidated financial position of the Corporations at the respective dates thereof in accordance with GAAP and such statements of income, shareholders’ equity and cash flow and the notes thereto fairly present the consolidated results of operations for the periods referred to therein, in accordance with GAAP, except that the unaudited financial statements have no notes attached thereto and do not have year-end audit adjustments (none of which would be material or recurring). All of the foregoing financial statements were prepared from the books and records of the Corporations. The Corporations do not utilize any percentage of completion or similar method of accounting for revenue, income or cost recognition purposes. The Corporations have not in the past five (5) fiscal years written off any software development costs, incurred any reorganization, restructuring or similar costs or changed the book value of any assets, liabilities or goodwill of any Subsidiary or business acquired by the Corporations. All properties used in the Corporations’ business operations during the period covered by the foregoing financial statements are reflected in the financial statements in accordance with and to the extent required by GAAP. The foregoing consolidated balance sheets and statements of operations, shareholders’ equity and cash flows and the notes thereto are herein collectively referred to as the “Financial Statements” and June 30, 2006 is herein referred to as the “Financial Statement Date.”

(b)          Except as set forth in Schedule 2.7(b) hereto, the Corporations do not have any Indebtedness, obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown to the Corporations, whether due or to become due) arising out of transactions entered into at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, other than: (i) liabilities set forth in the February 28, 2007 consolidated balance sheet of the Corporations, or (ii) liabilities and obligations that have arisen after February 28, 2007 in the ordinary course of business (none of which is a liability resulting from breach of a Contract, Regulation, Order or warranty, tort, infringement or Claim). There is no Person that has Guaranteed, or provided any financial accommodation of, any Indebtedness, obligation or liability of the Corporations or for the benefit of the Corporations for the periods covered by the Financial Statements other than as set forth in the Financial Statements. As of the Closing Date, there will be at least 412,383 British Pounds of UK license fees that have not been paid to, or billed by, the Corporations, which, when billed, will be collectible.

2.8          Employees. Schedule 2.8(a) hereto sets forth a list of all officers, directors and key employees (meaning those earning more than $100,000 annually) of the Corporations,

together with a description of the rate and basis for their total compensation. The Corporations have conducted their business in material compliance with all Regulations and Orders affecting employment and employment practices applicable to the Corporations, including the payment of wages and hours. The Corporations have no collective bargaining agreements. At the Closing the Corporations will not have any material liability or obligation to any of their current or former employees, officers or directors (including unaccrued year end bonuses) other than for the payment of salaries and sales commissions to be paid in the ordinary course of business. The Corporations have not taken any action, or failed to take any action, that has or would reasonably likely to result in, and the transactions contemplated hereby will not cause, any Claim by an employee that he has been constructively terminated or due severance payments. On the Closing Date, the Corporations will not have any “change in control”, bonus or other obligations to any of their employees, consultants or other Persons performing services for the Corporations.

2.9          Absence of Certain Changes. Except as set forth on Schedule 2.9 hereto, since the Financial Statement Date, there has not been any (a) Material Adverse Change in the Corporations; (b) damage, destruction or loss, whether covered by insurance or not, having a cost of $100,000 or more, with regard to the Corporations’ property and business; (c) declaration, setting aside or payment of any dividend or distribution (whether in cash, shares or property) in respect of the Corporations’ shares, Options or securities convertible into or exchangeable for shares; (d) redemption or other acquisition of shares, Options or securities convertible into or exchangeable for shares by the Corporations or any payment of any stock or share appreciation right or other profit participation; (e) material increase in the compensation payable to or to become payable by the Corporations to their officers or employees or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees or any Affiliate of the Corporations; (f) entry into any material Contract outside the ordinary course of business; (g) change by the Corporations in accounting methods or principles or any write-down, write-up or revaluation of any assets of the Corporations except depreciation accounted for in the ordinary course of business and write downs of inventory which reflect the lower of cost or market and which are in the ordinary course of business and in accordance with GAAP; (h) failure to promptly pay and discharge current liabilities or agree with any party to extend the payment of any current liability; (i) sale, assignment, transfer, lease, license or otherwise placement of a Lien on any of the Corporations’ material assets, except in the ordinary course of business consistent with past practice; (j) disclosure of any material confidential information to any Person or abandoned or permitted to lapse any Corporation Registered IP; (k) made, or committed to make, any charitable contributions or pledges exceeding in the aggregate $50,000; (l) change in pricing and royalties set or charged by the Corporations to their customers or licensees or been notified of any change in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Corporations or (m) agreement, whether orally or in writing, to do any of the foregoing.

2.10	Contracts.

(a)          Except as set forth in Schedule 2.10(a) hereto, as of the Closing Date, the Corporations are not a party to any written or oral: (i) pension, profit sharing, employee share purchase, share appreciation right, phantom stock option or other plan providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in Schedule 2.16 hereto), or any Contract with any labor union or labor group; (ii) Contract relating to loans to officers, directors, Mr. Sully or their Affiliates; (iii) Contract relating to the borrowing of money or the mortgaging, pledging or otherwise placing a Lien on any asset of the Corporations; (iv) Guarantee of any obligation; (v) Contract under which the Corporations have advanced or loaned, or agreed to advance or loan, any Person amounts in the aggregate exceeding $25,000; (vi) Contract pursuant to which the Corporations are lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Corporations; (vii) warranty Contract with respect to their services rendered or their products sold or leased; (viii) Contract or non-competition provision in any Contract prohibiting them from freely engaging in any business or competing anywhere in the world; (ix) Contract for the purchase, acquisition of assets, in excess of $100,000; (x) Contracts with independent agents, brokers, dealers, consultants or distributors which provide for annual payments in excess of $100,000; (xi) employment, consulting, sales, commissions, advertising or marketing Contracts; (xii) Contracts providing for “take or pay” or similar unconditional purchase or payment obligations; (xiii) Contracts with Persons with which, directly or indirectly, Mr. Sully also has a Contract; (xiv) Contract that requires the consent of any Person, or contains any provision that would result in a modification of any rights or obligation of any Person thereunder upon a change in control of the Corporations or which would provide any Person any remedy (including rescission or liquidated damages), in connection with the execution, delivery or performance of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (xv) nondisclosure or confidentiality Contracts; (xvi) power of attorney or other similar Contract or grant of agency; or (xvii) any other Contract which is material to their operations and business prospects or involves a consideration in excess of $50,000 annually, excluding any purchase orders in the ordinary course of business.

(b)          The Corporations have performed, in all material respects, all obligations required to be performed by them and are not in default in any material respect under or in breach of nor in receipt of any Claim of default or breach under any material Contract to which the Corporations are subject (including without limitation all performance bonds, warranty obligations or otherwise); to the Knowledge of the Corporations, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which the Corporations are subject (including without limitation all performance bonds, warranty obligations or otherwise); and the Corporations do not have any present expectation or intention of not fully performing all such obligations; the Corporations do not have any Knowledge of any breach or anticipated breach by the other Persons to any such Contract to which they are a party. The Corporations have delivered to the Purchaser true and complete copies of all the Contracts and documents listed in the schedules to this Agreement.

(c)          Schedule 2.10(c) hereto sets forth a complete and accurate list of each outstanding bid or proposal for business submitted by the Corporations in excess of $100,000.

2.11	Government Contracts. Except as set forth on Schedule 2.11 hereto:

(a)          The Corporations are not a party to any Contract or subject to any Regulation that would result in the termination of any Government Contract or that would impose any material limitation on the Corporations’ ability to perform a Government Contract or to continue their business as presently conducted.

(b)          No payment has been made by the Corporations or by any Person authorized to act on their behalf, to any Person in connection with any Government Contract of the Corporations, in violation of applicable procurement Regulations, including without limitation any criminal or civil Regulations relating to bribes or gratuities.

(c)          With respect to each Government Contract to which the Corporations are a party: (i) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and the Corporations have complied in all material respects with all such representations and certifications; (ii) neither an Authority nor any prime contractor, subcontractor or other Person has notified the Corporations in writing that the Corporations have breached or violated any Regulation, or any certificate, representation, clause, provision or requirement pertaining to such Government Contract; and (iii) no termination for convenience or termination for default has occurred within the last five (5) years and no cure notice or show cause notice is currently in effect pertaining to such Government Contract.

(d)          (i) Neither the Corporations nor any of their current directors, executive officers, Mr. Sully or, to the Knowledge of the Corporations, other employees is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; and (ii) during the last five (5) years, the Corporations have not conducted or initiated any internal investigation or made a voluntary disclosure to an Authority related to the same.

(e)          Since January 1, 2002, there have been (i) no outstanding Claims against the Corporations, either by an Authority or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract; and (ii) no disputes between the Corporations and an Authority under any Regulation or between the Corporations and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(f)           Neither the Corporations nor any of their directors, executive officers, Mr. Sully or, to the Knowledge of the Corporations, other employees is (or during the last five (5) years has been) suspended or debarred from doing business with an Authority or is (or during such period was) the subject to a finding of nonresponsibility or ineligibility for government contracting.

2.12	Title and Related Matters.

(a)          Except as set forth in Schedule 2.12(a) hereto, the Corporations have good and marketable title to all real and personal, tangible and intangible, property and other assets reflected in the Financial Statements or acquired after the Financial Statement Date, free and clear of all Liens, Claims and Orders, except Permitted Liens. Schedule 2.12(b) hereto sets forth a complete and accurate summary of all leased assets that have annual rental payments in excess of $25,000, describing the expiration date of such lease, the name of the lessor, the annual rental payment and whether a consent is required from the lessor to consummate the transactions contemplated hereby.

(b)          All the Corporations’ material leases and licenses are in full force and effect, and valid and enforceable in accordance with their respective terms. To the Knowledge of the Corporations, the Corporations have not received any written notice of any, and there exists no event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default by any of the Corporations or any other Person under any material lease or license. All rent and other amounts due and payable with respect to the Corporations’ material leases or licenses have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the Corporations’ material leases or licenses that are due and payable on or prior to the Closing Date will have been paid prior to the Closing Date. The Corporations have received no written notice that the landlord or licensor with respect to any material lease or license would refuse to renew such lease or license upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(c)          None of the material assets belonging to the Corporations is or will be on the Closing Date subject to any (i) Contracts of sale or lease except as set forth in Schedule 2.12(c), except Contracts for the sale of inventory in the ordinary and regular course of business or (ii) Liens, except for Permitted Liens and the Liens set forth in Schedule 2.12(d) hereto. Immediately after the Closing, the Corporations will own, or have the unrestricted right to use, all properties and assets that are used (or necessary) in connection with the Corporations’ business on the same economic basis as before the Closing.

2.13	Litigation.

(a)          Schedule 2.13 hereto sets forth a true and complete list of all Claims and Orders involving the Corporations since January 1, 2002. Except as set forth in Schedule 2.13 hereto, to the Knowledge of the Corporations, there is no Claim or Order threatened against the Corporations nor is there any reasonable basis therefor. Except as set forth on Schedule 2.13 hereto, the Corporations are fully insured with respect to each of the matters set forth on Schedule 2.13 .

2.14	Tax Matters.

(a)          The Corporations have prepared and filed with each relevant Taxing Authority all material Tax Returns required to be filed by or on behalf of the Corporations in respect of any material Taxes for all fiscal periods ending prior to the date hereof and will continue to do so in respect of any fiscal period ending on or before the Closing Date. To the Knowledge of the Corporations, all such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect.

(b)          The Corporations have paid in full all material Taxes required to be paid on or prior to the date hereof. All Taxes shown on all Tax Returns referred to in Section 2.14(a) or on any assessments or reassessments in respect of any such Tax Returns have been paid in full or will be paid in full if due between the date hereof and the Closing Date. The provision for Taxes in the Closing Date Balance Sheet will constitute an adequate provision for the payment of all Taxes in respect of all periods ending on or before the Closing Date.

(c)          Except as set forth in Schedule 2.14 hereto, no reassessments of the Corporations’ Taxes has been issued and are outstanding and there are no outstanding issues which have been raised and communicated to the Corporations by any Taxing Authority for any fiscal period in respect of which a Tax Return of the Corporations has been audited. No Taxing Authority has challenged or disputed a filing position taken by the Corporations in any Tax Return. Neither Mr. Sully nor any of the Corporations is aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment of the Corporations, including unreported benefits conferred on any shareholder of the Corporations, treatment of income, expenses, credits or other claims for deduction under any Tax Return other than as set forth in Schedule 2.14 hereto. Neither the Corporations nor Mr. Sully has received any indication from any Taxing Authority that an assessment or reassessment of any of the Corporations is proposed in respect of any Taxes, regardless of its merits. The Corporations have not executed or filed with any Taxing Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes. To the Knowledge of the Corporations, all fiscal periods up to and including the fiscal period ended June 30, 2003 are considered closed by Canadian federal, provincial and territorial Taxing Authorities for the purposes of Income Taxes.

(d)          The Corporations have withheld from each payment made to any of their present or former employees, officers and directors, and to all Persons who are or are deemed to be non residents of Canada for purposes of the Income Tax Act all amounts required by any Regulation to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Taxing Authority. The Corporations have remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by them in respect of the employees to the proper Taxing Authority within the time required under any Regulation. The Corporations have charged, collected and remitted on a timely basis all Taxes as required under any Regulation on any sale, supply or delivery whatsoever, made by the Corporations.

(e)          The Corporations have maintained and continue to maintain at their place of business in Canada all books and records required to be maintained under the Income Tax Act, the Excise Tax Act (Canada) and any comparable Regulation of any province or territory in Canada, including Regulations relating to sales and use Taxes.

(f)           To the Knowledge of the Corporations, the Corporations have not participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the Income Tax Act or any comparable Regulation of any province or territory in Canada.

(g)          The Corporations are not party to or bound by any Tax sharing agreement, Tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Taxing Authority). Without limiting the generality of the foregoing, the Corporations have not entered into an agreement contemplated in Section 80.04, Section 191.3 or Subsection 18(2.3), 127(13) to (17) or 127(20) of the Income Tax Act or any comparable Regulation of any province or territory of Canada.

(h)          The Corporations will not be required to include in a taxable period ending after the Closing Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period. Without limiting the generality of the foregoing, there are no circumstances existing which could result in the application to the Corporations of Sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Income Tax Act or any analogous provision of any comparable Regulation of any province or territory of Canada.

(i)           All transactions between any of the Corporations have been conducted in compliance with all applicable transfer pricing rules under any applicable Regulation. The Corporations have prepared and maintained all such documents and records as are necessary or desirable to demonstrate that they have complied with their obligations under relevant transfer pricing Regulations.

2.15	Compliance with Law and Certifications.

(a)          The Corporations have operated in material compliance with regard to their operations, practices, property, employees, products and services and other aspects of their business, with all applicable Regulations and Orders, including, without limitation, all Regulations relating to the safe conduct of business, environmental protection, intellectual property, antitrust, equal opportunity, discrimination and occupational safety. Except as set forth on Schedule 2.13 hereto, there are no Claims pending, or to the Knowledge of the Corporations, threatened, nor have the Corporations received any written notice regarding any violations of any Regulations or Orders enforced by any Authority claiming jurisdiction over the Corporations.

(b)          The Corporations hold all material registrations, accreditations and other certifications required for the conduct of their business by any Authority or trade group and the Corporations have operated in material compliance with the terms and conditions of all such registrations, accreditations and certifications. The Corporations have not received any written notice alleging that they have failed to hold any such material registration, accreditation or other certification.

2.16	Employee Plans.

(a)          Schedule 2.16 hereto, sets forth a true, complete, up to date and accurate list of all written employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self insured) plan, program, agreement or arrangement, and every other written or oral benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Corporations for the benefit of their employees or former employees and their dependants or beneficiaries at any time in the last five years or as provided by any collective agreement to which any of the Corporations is a party or by which it is, or was at any time in the last five years, bound or with respect to which the Corporations participate or have any actual or potential liability or obligations, other than plans established pursuant to statute (collectively the “Employee Plans”).

(b)          True, correct, up to date and complete copies of all the Employee Plans (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof together with all related documentation including, current and past documents and all amendments thereto, including annuity contracts, trust agreements, investment management agreements, funding agreements, actuarial reports, funding and financial information returns and statements, current asset valuations, collective agreements, copies of material correspondence with all Authorities with respect to each Employee Plan and plan summaries, employee booklets and personnel manuals have been provided or made available to the Purchaser.

(c)          All of the Employee Plans have been established, registered, qualified, funded, invested and administered in accordance with, and are in good standing under, all applicable Regulations, the terms of such Employee Plans and in accordance with all understandings, written or oral, between the Corporations and their employees or former employees.

(d)          No Taxes, penalties or fees are owing or eligible under any of the Employee Plans.

(e)          No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending, threatened or anticipated investigation, examination or other Claim, initiated by any Authority or by any other Person (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other legal proceeding or to affect the registration of any Employee Plan required to be registered.

(f)           The execution of this Agreement and the completion of the transactions contemplated hereby will not (either alone or in conjunction with any additional or subsequent events) constitute an event under any Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment or vesting of benefits, forgiveness of indebtedness, vesting, distribution, restriction on funds, increase in benefits or obligation to fund benefits with respect to any employee.

2.17	Intellectual Property.

(a)          Schedule 2.17(a) hereto is a complete and accurate list of all domestic and foreign patents, patent applications, material trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, registered copyrights and applications for registration thereof, internet domain names and URLs, corporate and business names, trade names, brand names and material computer software programs owned and used or held for use in the business of the Corporations. To the extent indicated on such schedule, the Intellectual Property listed on Schedule 2.17(a) has been duly registered in, filed in or issued by the Canadian Intellectual Property Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various Canadian provinces and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains in full force and effect as of the Closing Date.

(b)          Except as set forth in Schedule 2.17(b) hereto, the Corporations are not a party to any material license or material Contract, whether as licensor, licensee, or otherwise with respect to any Intellectual Property. To the extent any Intellectual Property is used under license in the business of the Corporations, no written notice of a material default has been sent or received by the Corporations under any such license which remains uncured and the execution, delivery or performance of the Corporations’ obligations hereunder will not result in such a default. Each such license agreement is a legal, valid and binding obligation of the Corporations and each of the other parties thereto, enforceable in accordance with the terms thereof subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. True and complete copies of all such licenses, and amendments and modifications thereto have been delivered by the Corporations to the Purchaser.

(c)          Except as set forth in Schedule 2.17(c) hereto, the Corporations own their Intellectual Property, free and clear of any Liens, Orders and Claims, without obligation to pay any royalty or any other fees with respect thereto. The Corporations’ use of Intellectual Property (including, without limitation, in the manufacturing, marketing, licensing, sale or distribution of products and the general conduct and operations of the business of the Corporations) does not violate, infringe, misappropriate or misuse any rights of any third party. No Intellectual Property owned by the Corporations and which is the subject of any issuance, registration or application therefor, in any province, territory or jurisdiction (hereafter, “Corporation Registered IP”), has been cancelled, abandoned or otherwise terminated and all renewal and maintenance fees in respect thereof have been duly paid. Each of the Corporations has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Corporation Registered IP.

(d)          Except as set forth in Schedule 2.17(d) hereto, the Corporations have not received any written notice or Claim from any third party challenging the right of the Corporations to use any Intellectual Property. The Intellectual Property set forth on Schedule 2.17(a), owned by the Corporations together with rights under the licensing listed in Schedule 2.17(b) hereto constitute all the material Intellectual Property necessary to operate the business of the Corporations as of the Closing Date and thereafter, in the manner in which it is presently operated. Except as set forth in Schedule 2.17(d) hereto, the Corporations have not made any Claim in writing of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee of the Corporations) of its rights to, or in connection with any Intellectual Property, which Claim is still pending. Except as set forth in Schedule 2.17(d) hereto, the Corporations have not entered into any Contract to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

(e)          Except as set forth in Schedule 2.17(e) hereto, to the Knowledge of the Corporations, there is no pending or threatened Claims by any Person or Authority of a violation, infringement, misuse or misappropriation by the Corporations of any Intellectual Property owned by any third party, or of the invalidity of any Corporation Registered IP. The Corporations do not know of any valid basis for any such Claims. Except as set forth in Schedule 2.17(e) hereto, there are no interferences or other contested proceedings, either pending or, to the Knowledge of the Corporations, threatened, in the Canadian Intellectual Property Office or any Authority (foreign or domestic) relating to any pending application with respect to the Corporation Registered IP.

(f)           The Corporations have secured valid written assignments and waivers of moral rights from all Persons (including, without limitation, consultants and employees) who contributed to the creation or development of the Corporations’ Intellectual Property, of the rights to such contributions that the Corporations do not already own by operation of law including, without limitation, with respect to any computer software licensed to customers. The Corporations have taken all commercially reasonable steps to protect and preserve the confidentiality of all their trade secrets, know-how, source codes, databases, customer lists, schematics, ideas, algorithms and processes and all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and the Corporations. To the Knowledge of the Corporations, none of the Corporations has materially breached any Contracts of non-disclosure or confidentiality.

(g)          Except as set forth in Schedule 2.17(g) hereto, for the twelve month period prior to the Closing Date, the internet domain names and URLs used by the Corporations (hereafter, together with any content and other materials accessible and/or displayed thereon, the “Sites”) direct and resolve to the appropriate internet protocol addresses and are and have been maintained and accessible to internet users on those certain computers used by the Corporations to make the Sites so accessible (the “Server”) approximately twenty-four (24) hours per day, seven (7) days per week (“24/7”) and are and have been operational for downloading content from the Server on a 24/7 basis. The Corporations have fully operational back-up copies of the Sites (and all related software, databases and other information), made from the current versions of the Sites as accessible to internet users on the Server (and copied directly therefrom) which copies will have been made at least every two weeks from the date hereof until the Closing Date. Such back-up copies are kept in a safe and secure environment, fit for the back-up of media, and are not located at the same location of the Server. The Corporations have no reason to believe that the Sites will not operate on the Server or will not continue to be accessible to internet users on a 24/7 basis prior to, at the time of, and after the Closing Date.

(h)          Except as set forth on Schedule 2.17(h) hereto, all material information technology systems in production use by the Corporations are currently operating and will continue to operate until the Closing Date in substantial compliance with all applicable system design and functional specifications and in a manner not reasonably likely to have a Material Adverse Effect.

(i)           The conduct of the business of the Corporations is in material compliance with all Regulations and requirements, in addition to the Corporations’ own rules, policies and procedures, relating to privacy, data protection and the collection and use of personal information, howsoever such data and information has been collected, transferred, used or held.

(j)           Except as set forth on Schedule 2.17(j) hereto, no product or service of the Corporations that is or was previously offered for sale to third parties contains or utilizes Intellectual Property other than Intellectual Property that is owned or freely sub-licensable by the Corporations and no such products or services utilize or embody any open source code and there are no products or services in development by the Corporations that utilize or embody any open source code. To the Knowledge of the Corporations, the products and services of the Corporations (including any software or media used in connection therewith) contain no computer instructions, computer code, circuitry or other technological means (collectively, "Harmful Code") which may disrupt, damage or interfere with the use of the Corporations’ or any third parties' computer or telecommunications facilities and systems. Harmful Code shall include, without limitation, any automatic restraint, time-bomb, trap-door, virus, worm, trojan horse, key logger software, or other harmful code or instrumentality that may cause the products or services of the Corporations or any other software, hardware or system to cease to operate or to fail to conform to its specifications.

2.18       Customer Warranties. There have been no pending, nor to the Knowledge of the Corporations, threatened, any Claims under or pursuant to any warranty, whether expressed or implied, on products or services sold prior to the Closing Date by the Corporations that are not disclosed or referred to in the Financial Statements and that are not fully reserved against in accordance with GAAP. All of the services rendered by the Corporations (whether directly or indirectly through independent contractors) have been performed in all material respects in conformity with all expressed warranties and contractual commitments and the Corporations do not have nor shall they have any material liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the ordinary course of business which are immaterial in the aggregate and not required by GAAP to be disclosed in the Financial Statements.

2.19	Product Development.

(a)          Schedule 2.19(a) hereto, sets forth for each material product or material service being developed by or on behalf of the Corporations, a true and correct evelopment status, including the dates on which the development of each such product or service is expected to be completed. To the Knowledge of the Corporations, no fact, condition or circumstance exists that would materially impair or delay the development of any such products or services of the Corporations. The Corporations have not entered into any Contract which restricts their right to make, use or sell to an unlimited number of third parties any products currently contemplated by, designed by or designed on behalf of the Corporations.

(b)          Each product that has been licensed or sold by the Corporations to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Regulations; and (ii) was free of any material design defects, construction defects or other defects or deficiencies at the time of sale, except for any immaterial deficiencies that can be corrected without incurring expense in excess of warranty reserves. All repair services and other services that have been performed by the Corporations were performed properly in all material respects and in material conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Regulations. The Corporations will not incur or otherwise become subject to any material liability arising directly or indirectly from any product manufactured, licensed or sold, or any repair services or other services performed by, the Corporations on or at any time prior to the Closing Date. No product manufactured, licensed or sold by the Corporations has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product. There are no unresolved Claims or threatened Claims by any customer or other Person against the Corporations (i) under or based upon any warranty provided by or on behalf of the Corporations, or (ii) under or based upon any other warranty relating to any product licensed or sold by the Corporations or any services performed by the Corporations. To the Knowledge of the Corporations, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

2.20	Environmental Matters. To the Knowledge of the Corporations:

(a)          The business and the property and assets as carried on or used by the Corporations and their respective predecessors have been carried on and used and are currently carried on and used in material compliance with all Environmental Laws.

(b)          The Corporations are not, nor have they been, subject to any Claim (i) investigating or alleging the violation or possible violation of any Environmental Law, or (ii) to determine whether any study or remedial action is required to respond to a release or the presence of a Hazardous Substance on the lands.

(c)          There are no circumstances that could reasonably be expected to give rise to any Claim or create any obligation or liability in respect of (i) the release or presence of a Hazardous Substance on any property or other assets of the Corporations or on land where the Corporations have disposed or arranged for the disposal of materials, or (ii) the violation of any Environmental Law by the Corporations or any of their respective Employees, agents or others for whom the Corporations are responsible.

2.21       Capital Expenditures and Investments. The Corporations have outstanding Contracts and a budget for capital expenditures and investments as set forth in Schedule 2.21 hereto which includes a schedule of all monies disbursed on account of capital expenditures and investments made by the Corporations since the Financial Statement Date. The Corporations have made, and through the Closing Date will have made, a proportionate amount of capital expenditures budgeted to be made in the 2007 budget previously provided to the Purchaser.

2.22       Dealings with Affiliates. Schedule 2.22(a) hereto sets forth a complete and accurate list and description of the economic terms, including the parties, of all Contracts to which the Corporations are, will be or have been a party, at any time from June 30, 2003 to the Closing Date, and to which any one or more of (a) Mr. Sully, (b) the Corporations’ Affiliates, (c) Mr. Sully’s Affiliates, or (d) any Person in which Mr. Sully or his Affiliates is also a party. “Affiliate” means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person; (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent (5%) or more of the equity or voting securities; (c) any Person that holds, of record or beneficially, five percent (5%) or more of the equity or voting securities of such Person; (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person’s affairs; (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of its affairs by such Person; (f) any director, officer, partner or individual holding a similar position in respect of such Person; or (g) as to any natural Person, any Person related by blood, marriage or adoption and any Person owned by such Persons, including without limitation, any spouse, parent, grandparent, aunt, uncle, child, grandchild, sibling, cousin or in-law of such Person. Schedule 2.22(b) hereto sets forth a complete and accurate list of all payments made by the Seller as of or after the Closing Date to any employee, officer or director of the Corporations that relate to, or are accelerated by, the transactions contemplated hereby.

2.23       Insurance. Schedule 2.23 hereto, sets forth a complete and accurate summary of all Policies, including name of insurer, the types, dates and amounts of coverage, any material coverage exclusion and a statement of the Claims paid out, and Claims pending, as to each Policy for each of the last three (3) full fiscal years and any interim period. The Corporations have not breached or otherwise failed to perform in any material respect their obligations under any of the Policies nor have the Corporations received any adverse written notice or communication from any of the insurers party to the Policies with respect to any such alleged breach or failure in connection with any of the Policies. All Policies are sufficient for compliance with all Regulations and all material Contracts to which the Corporations are subject.

2.24       Accounts Receivable. The accounts receivable of the Corporations reflected in the Financial Statements and such additional accounts receivable as are reflected on the books of the Corporations on the date hereof are current, good and collectible except to the extent reserved against thereon (which reserves have been determined based upon actual prior experience and GAAP and are consistent with prior practices). All such accounts receivable, (except to the extent so reserved against) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and do not include any (a) deferred billing that is not yet invoiced or (b) estimated earnings on uncompleted projects and to the Knowledge of the Corporations, such accounts are not subject to defenses, deductions, set-offs or counterclaims.

2.25       Brokerage. Except for Criagdarloch Holdings Limited, which shall be paid by Mr. Sully, there are no Claims for brokerage commissions, investment banking or finders’ fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon the Corporations, the Seller or Mr. Sully and their officers and agents .

2.26       Customers and Suppliers. Schedule 2.26 hereto sets forth a complete and accurate list of the top five (5) customers based upon the consolidated revenues and/or income of the Corporations during the last full fiscal year and the interim period since then and the amount of revenues accounted for by such customer. No material customer of the Corporations has advised the Corporations in writing within the past year that it will stop, or decrease the rate of, buying products or services from the Corporations.

2.27       Permits. The Permits listed on Schedule 2.27 hereto are the only material Permits that have been required for the Corporations to conduct their business in accordance with applicable Regulations and Orders of any Authority. The Corporations duly and validly hold all such Permits, and each such Permit is in full force and effect and, to the Knowledge of the Corporations, no suspension or cancellation of any such Permit is threatened.

2.28       Improper and Other Payments. Except as set forth on Schedule 2.28 hereto, (a) neither the Corporations nor, to the Knowledge of the Corporations, any of their directors, executive officers, Mr. Sully or, to the Knowledge of the Corporations, other employees has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) no unlawful contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate, (c) no improper foreign payment has been made, and (d) the internal accounting controls of the Corporations are believed by the Corporations’ management to be adequate to detect any of the foregoing under current circumstances.

2.29       Residence of the Seller. The Seller is not a non-resident of Canada for purposes of Section 116 of the Income Tax Act (Canada).

2.30	Private Issuer.

(a)          None of the Corporations is a “reporting issuer” within the meaning of the Securities Act (Ontario) or an “investment fund” within the meaning of National Instrument 45-106.

(b)          The securities (other than non-convertible debt securities) which are subject to restrictions on transfer contained in the Corporations’ constating documents or in agreements to which their security holders are parties and are beneficially owned, directly or indirectly, by not more than 50 holders (not including employees and former employees of the Corporations or any Affiliate), provided that each holder is counted as one beneficial owner unless the holder is created or used solely to purchase or hold securities of the Corporations in which case each beneficial owner or each beneficiary of the holder, as the case may be, shall be counted as a separate beneficial owner.

(c)          The Corporations have distributed securities only to persons described in Section 2.4(2) of National Instrument 45-106.

2.31       Privacy Laws. Except as set forth Schedule 2.31 hereto, the Corporations have complied in all material respects with all Privacy Laws in connection with the collection, use and disclosure of Personal Information by the Corporations and all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected. All consents required to be obtained in connection with any Personal Information have been obtained by Mr. Sully.

2.32       Securities Laws Matters. The Seller is acquiring the Parent Common Stock hereunder for its own account for investment and not with a view to, or for the sale in connection with, any “distribution” of the Parent, as such term is used in Section 2(11) of the Securities Act. The Seller acknowledges and agrees that the shares of Parent Common Stock will be subject to the Stockholders Agreement in Exhibit 3.4 hereto containing restrictions on transfer, a legend on the stock certificate and will be “restricted securities” within the meaning of Rule 144 of the Securities Act and can not be sold or otherwise disposed of, except in accordance with the terms of the Stockholders Agreement and (a) pursuant to an exemption from the registration requirements under applicable state securities laws and the Securities Act, (b) in accordance with

Rule 144 or (c) pursuant to an effective registration statement filed by the Parent with the Securities and Exchange Commission under applicable state securities laws and the Securities Act.

2.33       Operations of the Seller. The Seller was formed solely for the purpose of reorganizing Holdings and engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted operations only incident to its formation and performance obligations under this Agreement.

2.34       Disclosure. Neither this Agreement nor any of the schedules or closing certificates prepared for or supplied to the Purchaser or Parent by or on behalf of the Corporations, the Seller or Mr. Sully with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT

The Purchaser and the Parent represent and warrant to Mr. Sully and the Seller as follows as of the date hereof and as of the Closing Date:

3.1          Corporate Organization, Etc. Each of the Purchaser and the Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Each of the Purchaser and the Parent is duly qualified or licensed to do business and is in corporate and Tax good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed.

3.2          Authorization, Etc. Each of the Purchaser and the Parent has full power and authority to enter into this Agreement and the agreements contemplated hereby to which the Purchaser or the Parent is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors and the shareholders of the Purchaser and the Parent and no other corporate proceedings on their part are necessary to authorize this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to be entered into by the Purchaser or the Parent each constitutes a legal, valid and binding obligation of the Purchaser or the Parent, as applicable, enforceable against the Purchaser or the Parent in accordance with its terms.

3.3          No Violation. Except as set forth in Schedule 3.3 hereto, the execution, delivery and performance by the Purchaser and the Parent of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser and the Parent, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in a violation of, or (d) require any authorization, consent, approval, exemption or other action by, or notice to, or filing with any third party or Authority pursuant to, the charter or bylaws of the Purchaser or the Parent or any applicable Regulation, Order or Contract to which the Purchaser, the Parent or their properties are subject. The Purchaser and the Parent have complied with all applicable Regulations and Orders in connection with their execution, delivery and performance of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby.

3.4          Capitalization. The authorized, issued and outstanding capital stock, Options, and securities that are convertible into, or exchangeable for, capital stock of the Parent as of the date hereof, and without giving effect to any of the transactions contemplated hereby, are as set forth in Schedule 3.4(a) hereto. The Parent does not have any Contracts containing any profit participation features, stock appreciation rights or phantom stock options, or similar Contracts that allow any Person to participate in the equity of the Parent except as set forth on Schedule 3.4 hereto. The Parent is not subject to any obligation or Contract (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any Options. All of the outstanding shares of the Parent’s capital stock are validly issued, fully paid and non-assessable. All of the Parent Common Stock issued on the Closing Date will be validly issued, fully paid and non-assessable, free and clear of all Liens, Claims, and Orders other than the Stockholders Agreement in the form of Exhibit 3.4(b) hereto.

3.5	SEC Filings; Financial Statements.

(a)          The Parent has filed all registration statements, forms, reports and other documents required to be filed by the Parent with the Securities and Exchange Commission (the “SEC”) since June 27, 2005. All such registration statements, forms, reports and other documents (including those that the Parent may file after the date hereof until the Closing Date) are referred to herein as the “Parent SEC Reports.” The Parent SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Parent SEC Reports, and (iii) to the knowledge of the Parent, did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Parent SEC Reports or necessary in order to make the statements in the Parent SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b)          Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference or to be contained or incorporated by reference in the Parent SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be permitted by the SEC on Form 10-Q under the

Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Parent as of the dates indicated and the consolidated results of its operations and cash flows for the subject to normal and recurring year-end adjustments.

ARTICLE IV

COVENANTS OF THE CORPORATIONS, THE SELLER AND MR. SULLY

Until the Closing Date, except as otherwise consented to or approved by the Purchaser in writing, the Corporations, the Seller and Mr. Sully agree that they shall act, or refrain from acting where required hereinafter, to comply (and in the case of Mr. Sully, to cause the Seller to comply and in the case of the Seller, to cause the Corporations to comply) with the following:

4.1          Regular Course of Business. The Corporations shall (a) operate their business diligently and in good faith, consistent with past management practices; (b) maintain all of their material properties in customary repair, order and condition, reasonable wear and tear excepted; (c) maintain (except for expiration due to lapse of time) all material leases and material Contracts in effect without change except as expressly provided herein; (d) comply in all material respects with the provisions of all Regulations and Orders applicable to the Corporations and the conduct of their business; (e) not cancel, release, waive or compromise any debt, Claim or right in their favor having a value in excess of $50,000 other than in connection with returns of inventory for credit or replacement in the ordinary course of business; (f) not alter the rate or basis of compensation of any of their officers, directors or employees other than in the ordinary course of business consistent with past practice and immaterial in amount; (g) maintain insurance coverage up to the Closing Date with the coverage and in the amounts set forth in Schedule 2.23 hereto; (h) maintain inventory and supplies at customary operating levels consistent with current practices, and replace in accordance with past practice any inoperable, worn-out or obsolete assets with modern assets of comparable quality; (i) maintain their books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements; (j) maintain in full force and effect the existence of all Corporation Registered IP; (k) use their commercial best efforts to preserve the goodwill and organization of their business and their relationships with their customers, suppliers, employees and other Persons having business relations with them; (l) not take or omit to take any action that would require disclosure under Article II, or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Corporations in this Agreement or in any of the agreements contemplated hereby; and (m) not take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect.

4.2          Capital Changes. Neither the Seller nor the Corporations shall issue or sell any shares or issue or sell any securities convertible or exchangeable into, or Options to subscribe for, any shares and neither the Corporations nor the Seller shall pledge or otherwise encumber any shares. Neither the Corporations nor the Seller shall redeem, retire, purchase or otherwise acquire directly or indirectly any of their issued and outstanding Shares, Options or any outstanding rights or securities exercisable or exchangeable for or convertible into their shares. The Corporations may declare, pay or set aside for payment any cash dividend or other cash distribution in respect of its capital stock, Options or any outstanding rights or securities exercisable or exchangeable for or convertible into their shares provided that such dividend will not reduce Closing Date Net Working Capital to less than zero. Neither the Seller nor the Corporations shall issue any Options or enter into any Contracts containing any profit participation features, stock appreciation rights or phantom stock option plans, or similar Contracts that allow any Person to participate in the equity of the Corporations or Holdings. Neither the Seller nor the Corporations shall amend their charters or bylaws or merge into or consolidate with any other Person or change the character of their business. In addition, neither the Seller nor the Corporations shall allow the transfer of any shares on the share transfer ledger or other books and records.

4.3          Capital and Other Expenditures. The Corporations shall not make any Investments or capital expenditures, or commitments with respect thereto, except as provided in its budget set forth in Schedule 2.21, and shall not make any material adverse change in business practices such as reductions in capital expenditures, advertising, etc. contemplated by the budget of the Corporations. The Corporations shall make proportional amounts of capital expenditures budgeted to be made in the 2007 budget previously provided to the Purchaser. The Corporations shall not make any loan or advance to any Person (other than accounts receivable made in the ordinary course of business) and shall collect in full any amounts outstanding now due from any Affiliate.

4.4          Borrowing. The Corporations shall not incur, assume or Guarantee any Indebtedness not reflected on the Financial Statements except in the ordinary course of business under existing credit facilities as such credit facilities exist on the date hereof.

4.5          Interim Financial Information and Audit. The Corporations shall supply the Purchaser with unaudited monthly operating statements within thirty (30) days after the end of each month ending between the date hereof and the Closing Date and prepare and deliver audited financials in accordance with SEC requirements, certified by the Corporations’ chief financial officer as having been prepared in accordance with procedures employed by the Corporations in preparing prior monthly operating statements and certifying that such financial statements were prepared in accordance with GAAP applied on a basis consistent with the Financial Statements and include all adjustments (all of which were normal recurring adjustments) necessary to fairly present the Corporations’ consolidated financial position, results of operations and changes in financial position at and for such periods.

4.6          Full Access and Disclosure. The Corporations shall afford to the Purchaser and its counsel, accountants, agents and other authorized representatives and to financial institutions specified by the Purchaser reasonable access during business hours to the Corporations’ plants, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Corporations. The Corporations shall cause their officers, employees, counsel and auditors to furnish such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations made by their independent auditors in connection with any audit of the Corporations. From time to time prior to the Closing Date, the Corporations shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed herein; provided, however, that such supplemental information shall not be deemed to be an amendment to any schedule hereto and shall not change the risk allocation of this Agreement between the Purchaser and the Seller and Mr. Sully.

4.7          Tax Matters. The Corporations shall not, without the prior written consent of the Purchaser, (i) make or change any Tax election, (ii) change an annual accounting period, (iii) adopt or change any accounting method, (iv) prepare any Tax Returns in a manner that is inconsistent with the past practices of the Corporations, as the case may be, with respect to the treatment of items on such Tax Returns, (v) incur any liability for Taxes other than in the ordinary course of business, (vi) file an amended Tax Return or a Claim for Taxes for refund of Taxes with respect to the income, operations or property of the Corporations, (vii) enter into any closing agreement, (viii) settle and/or compromise any Tax Claim or assessment relating to the Corporations, (ix) surrender any right to claim a refund of Taxes, (x) consent to any extension or waiver of the limitation period applicable to any Claim for Taxes or assessment or reassessment relating to the Corporations or take any other similar action, or (xi) omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, Contract, settlement, surrender, consent or other action or omission, would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Corporations.

4.8          Fulfillment of Conditions Precedent. The Corporations, the Seller and Mr. Sully shall use their commercial best efforts to obtain at their expense all such waivers, Permits, consents, approvals or other authorizations from third Persons and Authorities, and to do all things as may be necessary or desirable in connection with transactions contemplated by this Agreement.

4.9          Schedules. As of the date of this Agreement, none of the schedules required by this Agreement to be provided by the Seller and the Corporations have been delivered. Mr. Sully and the Corporations agree to deliver to the Purchaser for its approval all schedules to be delivered by them, as indicated in the assigned responsibilities set forth in the list of schedules and exhibits included in the table of contents, within ten (10) days from the date of this Agreement. Any schedule shall be deemed accepted, and may not be rejected, after ten (10) business days of its final delivery, unless the Purchaser provides written notice to Mr. Sully of its objections thereto. If the Purchaser rejects any schedule, the Purchaser may terminate this Agreement as provided in Section 10.1.

ARTICLE V

COVENANTS OF THE PURCHASER

The Purchaser hereby covenants and agrees with the Seller and Mr. Sully that:

5.1          Confidentiality. Except as may be required by lawful Order of an Authority of competent jurisdiction, the Purchaser agrees that unless and until the transactions contemplated hereby have been consummated, the Purchaser and its representatives and its Affiliates and their representatives and advisors will hold in strict confidence all data and information obtained from the Corporations in connection with the transactions contemplated hereby (the “Information”), except any of the same which (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Purchaser and its representatives and advisors are bound); (b) was known to the Purchaser prior to its disclosure to the Purchaser as demonstrated by Purchaser’s written records; (c) is disclosed to the Purchaser by a third party not subject to any duty of confidentiality to the Corporations prior to its disclosure to the Purchaser by the Corporations or (d) is independently developed by the Purchaser without regard to the Information. The Purchaser will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is properly terminated, the Purchaser and its Affiliates and their representatives and advisors will upon request promptly destroy all such data, information and other written material (including all copies thereof) which has been obtained by the Purchaser, and the Purchaser will make no further use whatsoever of any of such or the information and knowledge contained therein or derived therefrom, provided, however, the Purchaser and the Parent may retain one copy for archival purposes. The provisions of this Section 5.1 shall supersede any confidentiality or similar Contract that may exist between the Purchaser and the Corporation prior to the date hereof.

ARTICLE VI

OTHER AGREEMENTS

The parties further agree as follows:

6.1          Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Section 7.5 or Section 8.3 hereof is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

6.2          Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto shall use their commercial best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations and Orders to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and the agreements contemplated hereby, and to cooperate with each other in connection with the foregoing. Each of the parties further covenant and agree that it shall use its respective commercially reasonable efforts to prevent, with respect to a threatened or pending preliminary or permanent injunction or other Regulation or Order the entry, enactment or promulgation thereof, as the case may be.

6.3          No Solicitation or Negotiation. The Corporations, the Seller and Mr. Sully shall not, and the Corporations shall use their commercial best efforts to ensure that any of their Affiliates, representatives, officers, employees, directors or agents shall not, directly or indirectly (a) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person or enter into any Contract or accept any offer relating to or to consummate any (i) reorganization, liquidation, dissolution or recapitalization of the Corporations; (ii) merger or consolidation involving the Corporations or the Seller; (iii) purchase or sale of any of the assets or capital stock, Options, stock appreciation rights, phantom stock options or other similar equity based participations (or any rights to acquire, or securities convertible into or exchangeable for, any such Shares, Options, stock appreciation rights, phantom stock options or other such securities) of the Corporations or the Seller (other than a purchase or sale of inventory and worn-out or obsolete assets in the ordinary course of business consistent with past custom and practice and in accordance with the terms of this Agreement); (iv) similar transaction or business combination involving the Corporations, the Seller or their assets; or (v) acquisition by the Corporations or the Seller of other businesses, whether by the purchase of assets or shares of another Person; or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing; provided however, nothing herein shall limit or restrict in any way the Corporations or the Seller from communicating with its legal, accounting and other professional advisors or lenders for the purpose of facilitating the transactions contemplated by this Agreement. The Corporations shall notify the Purchaser immediately if any Person makes any proposal, offer, inquiry or contact to the Corporations, the Seller or Mr. Sully or, to the Knowledge of the Corporations, any other Person for the purpose of effectuating one or more of the foregoing transactions.

6.4          No Termination of the Seller’s and Mr. Sully’s Obligations by Subsequent Incapacity, Dissolution, Etc. Mr. Sully specifically agrees that his obligations hereunder, including, without limitation, his obligations pursuant to Article XII and this Section 6.4 shall not be terminated by his death or incapacity. The Seller hereby agrees that its obligations pursuant to this Agreement shall not be terminated by the dissolution of the Corporations or the Seller, by operation of law or otherwise.

6.5          Deliveries After Closing. From time to time after the Closing, at the Purchaser’s request and without expense to the Corporations and without further consideration from the Purchaser or the Corporations, Mr. Sully and the Seller shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to convey, transfer to and vest in the Purchaser and to put the Purchaser in possession of any rights or property to be sold, conveyed, transferred and delivered hereunder.

6.6          Non-Competition. During the Restricted Period, the Seller and Mr. Sully agree not to, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or shareholder of any Person, engage in any business activity in the Restricted Area which is directly or indirectly in competition with the products or services being developed, manufactured, marketed, sold or otherwise provided by the Corporations as of the Closing Date or which is directly or indirectly detrimental to the business or business plans of the Corporations as of the Closing Date; provided, however, that the record or beneficial ownership by Mr. Sully of five percent (5%) or less of the outstanding publicly traded shares of any such company for investment purposes shall not be deemed to be in violation of this Section 6.6 so long as Mr. Sully is not an officer, director, employee or consultant of such Person. Mr. Sully further agrees that, during the Restricted Period, Mr. Sully shall not in any capacity, either separately, jointly or in association with others, directly or indirectly do any of the following: (a) employ or seek to employ any Person or agent who is then employed or retained by the Corporations or their Affiliates (or who was so employed or retained at any time within the two (2) years prior to the date Mr. Sully employs or seeks to employ such Person); (b) solicit, induce, or influence any proprietor, partner, shareholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other Person which has a business relationship with the Corporations or their Affiliates, at any time during the Restricted

Period, to discontinue or reduce or modify the extent of such relationship with the Corporations or their Affiliates; and (c) submit, solicit, encourage or discuss any proposal, plan or offer to acquire an interest in any of the Corporations’, the Purchaser’s or their Affiliates’ identified potential acquisition candidates. The “Restricted Period” shall mean five (5) years after the date of this Agreement. The “Restricted Area” shall mean those jurisdictions where the Corporations conduct business as of the Closing Date.

6.7          Confidentiality. Except as may be required by lawful order of an Authority of competent jurisdiction, Mr. Sully agrees to keep secret and confidential, after the Closing, all non-public information concerning the Corporations and their Affiliates that was acquired by, or disclosed to, Mr. Sully prior to the Closing Date, except any of the same which (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which Mr. Sully and his Affiliates are bound); (b) was disclosed to Mr. Sully by a third party not subject to any duty of confidentiality to the Corporations prior to its disclosure to Mr. Sully by the Corporations; and (c) is disclosed by Mr. Sully in the ordinary course of the Corporations’ business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper purpose solely for the benefit of the Corporations.

6.8          Public Announcements. Except as required by Regulation, prior to the Closing, neither Mr. Sully, the Seller, the Corporations nor the Purchaser nor any Affiliate, representative or shareholder of such Persons, shall disclose any of the terms of this Agreement to any third party without the other party’s prior written consent, which consent will not be unreasonably withheld or delayed. The form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and transactions contemplated hereby shall be subject to the prior approval of both Mr. Sully and the Purchaser, which approval shall not be unreasonably withheld. No press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement.

6.9          Failure To Close. The parties (other than Mr. Sully) further agree that, prior to the Closing and for six (6) months following any termination of this Agreement pursuant to Article X (the “Non-solicitation Period”), the parties shall not in any capacity, either separately, jointly or in association with others, directly or indirectly do any of the following: (a) employ or seek to employ any employee of the other party; or (b) solicit, induce, or influence any proprietor, partner, shareholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other Person which has a business relationship with the other party, to discontinue or reduce or modify the extent of such relationship with the other party.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

Each and every obligation of the Purchaser and the Parent under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Purchaser and the Parent:

7.1          Representations and Warranties; Performance. The representations and warranties of the Seller and Mr. Sully contained in Article II and elsewhere in this Agreement and all information contained in any schedule hereto delivered by, or on behalf of, the Corporations, the Seller or Mr. Sully, to the Purchaser, shall be true and correct in all material respects (except those representations modified by a materiality qualifier, which shall be true and correct) when made and on the Closing Date as though then made, except as expressly provided herein. The Corporations, the Seller and Mr. Sully shall have performed and complied with all material agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The president of the Corporations shall have delivered to the Purchaser a certificate (which shall be addressed to the Purchaser and its lenders), dated the Closing Date, in the form designated Exhibit 7.1 hereto, certifying to the foregoing.

7.2          Consents and Approvals. The Purchaser and the Corporations shall have obtained any and all material consents, approvals, Orders, Permits or other authorizations, required by all applicable Regulations, Orders and material Contracts involving the Corporations or binding on their properties and assets, with respect to the execution, delivery and performance of the Agreement and the agreements contemplated hereby, the financing and consummation of the transactions contemplated herein and the conduct of the business of the Corporations in the same manner after the Closing Date as before the Closing Date.

7.3          Opinion of the Corporations’, the Seller’s and Mr. Sully’s Counsel. The Purchaser shall have received an opinion of the Corporations’, the Seller’s and the Mr. Sully’s counsel, dated the Closing Date, in substantially the form of Exhibit 7.3 hereto.

7.4          No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority shall be in effect which would prevent the consummation of the transactions contemplated hereby.

7.5          Employment Agreements. Mr. Sully shall have executed and delivered an employment agreement in substantially in the form of Exhibit 7.5(a) hereto, and each of the employees set forth on Schedule 7.5(b) hereto, shall have each executed and delivered employment agreements substantially in the form of Exhibit 7.5(c) hereto providing for the continued employment of such Persons with the Corporations and containing certain noncompetition provisions.

7.6          Termination of Affiliate Contracts. Except as otherwise agreed to in writing by the Purchaser, Mr. Sully shall have caused all Contracts between the Corporations, on the one hand, and Mr. Sully and Affiliates of Mr. Sully, on the other hand, to terminate at Closing without any further liability or obligation to the Corporations.

7.7          Creditor Consents. The secured creditors of the Corporations shall have agreed in writing with the Corporations as to the amounts owed in order for such creditors to have been paid in full and to release all Liens in favor of such creditors on the Closing Date. Mr. Sully shall have delivered one or more pay off letters confirming the amount of dividends, distributions or other Indebtedness owed him as well as the amounts of Syscon U.S.’ and Syscon

Australia’s Indebtedness to Syscon Canada. The Corporations and their counsel shall cause such creditors to provide at Closing such discharge statements, releases of mortgages and other releases of Liens as shall be required by the Purchaser and its lenders to release all Liens in favor of such creditors on the Closing Date.

7.8          Due Diligence. The Parent shall have completed its legal, accounting, business, insurance and other due diligence review, and the results of which shall be satisfactory to the Parent in its sole discretion.

7.9          Purchase of Subsidiaries.  The Parent shall have acquired all of the issued and outstanding stock of Syscon U.S. and Syscon Australia in accordance with the provisions of Section 1.1 hereto.

7.10       Stockholders Agreement. The Seller shall have executed a counterpart to Parent’s Stockholders Agreement in the form of Exhibit 3.4 hereto.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE SELLER AND MR. SULLY

Each and every obligation of the Seller and Mr. Sully under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Seller and Mr. Sully:

8.1          Representations and Warranties; Performance. The representations and warranties of the Purchaser and the Parent contained in Article III and elsewhere in this Agreement and all information contained in any schedule hereto delivered by, or on behalf of, the Purchaser to the Seller and Mr. Sully, shall be true and correct in all material respects (except those representations modified by a materiality qualifier, which shall be true and correct) when made and on the Closing Date as though then made, except as expressly provided herein. The Purchaser and the Parent shall have performed and complied with all material agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The president of the Purchaser shall have delivered to the Seller and Mr. Sully a certificate, dated the Closing Date, in the form designated Exhibit 8.1 hereto, certifying to the foregoing.

8.2          Consents and Approvals. The Purchaser and the Parent shall have obtained any and all material consents, approvals, Orders, Permits or other authorizations required by all applicable Regulations or Orders involving the Purchaser or the Parent, with respect to the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby.

8.3          No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority shall be in effect which would prevent the consummation of the transactions contemplated hereby.

8.4          Employment Agreements. The applicable Corporation shall have executed employment agreements with Mr. Sully in substantially the form of Exhibit 7.5(a) hereto and the employees set forth on Schedule 7.5(b) in substantially the form of Exhibit 7.5(c) hereto.

8.5          Opinion of the Purchaser’s and Parent’s Counsel. Mr. Sully shall have received an opinion of the Purchaser’s and Parent’s counsel, dated the Closing Date, in the form of Exhibit 8.5 hereto.

8.6          Stockholders Agreement. Parent shall have provided the Seller with its Stockholders Agreement in the form of Exhibit 3.4 and have allowed the Seller to become a party thereto.

ARTICLE IX

CLOSING

9.1          Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing of the transactions contemplated by this Agreement (the “Closing”) shall be held as soon as reasonable practicable as reasonable determined by the Purchaser or on such date designated by the Parent upon seven (7) days notice to the Seller (the “Closing Date”) in the offices of the Parent’s counsel, provided that the Closing shall not occur, in any event, after June 30, 2007.

9.2          Intervening Litigation. If prior to the Closing Date any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Authority shall restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby for a period of fifteen (15) days or longer, the Closing shall be adjourned at the option of either party for a period of not more than thirty (30) days. If at the end of such thirty (30) day period such injunction or Order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

ARTICLE X

TERMINATION AND ABANDONMENT

10.1       Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

(a)	by mutual consent of the Purchaser, the Parent and Mr. Sully;

(b)          by the Purchaser and the Parent or Mr. Sully if this Agreement is not consummated on or before June 30, 2007; provided that if any party has breached or defaulted with respect to its obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 10.1(b), and each other party to this Agreement may at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable Regulation;

(c)          by the Purchaser and the Parent if as of the Closing Date any of the conditions specified in Article VII hereof have not been satisfied;

(d)          by Mr. Sully if as of the Closing Date any of the conditions specified in Article VIII hereof have not been satisfied or if the Purchaser is otherwise in default under this Agreement; or

(e)          by the Purchaser and the Parent if they do not accept, or are not deemed to have accepted, the Corporations’ schedules pursuant to Section 4.9. If the Purchaser rejects (as opposed to merely commenting on) the Corporations’ schedules this Agreement shall automatically terminate and be null and void, without any further action on the part of any party.

ARTICLE XI

TAX MATTERS

11.1	Tax Returns.

(a)          Mr. Sully shall have the authority and obligation to prepare, execute on behalf of the Corporations and timely file, or cause to be prepared and timely filed, all Tax Returns of the Corporations that are due with respect to any taxable year or other taxable period ending on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Corporations with respect to such items and such Tax Returns shall not be filed without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

(b)          Except as provided in Section 11.1(a), the Purchaser shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Corporations.

11.2	Payment of Taxes.

(a)          Mr. Sully shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the properties, income and operations of the Corporations and their Subsidiaries for all times prior to the Closing Date (the “Pre-Closing Periods”), including the portion of any taxable year or period beginning on or before and ending after the Closing Date (the “Overlap Period”) up to and including the Closing Date. In addition, Mr. Sully shall pay to the Purchaser the amount of any Taxes allocated to either the Seller or himself pursuant to Section 11.2(b) below (to the extent that either the Seller or Mr. Sully are liable therefor and to the extent not already paid by either the Seller or Mr. Sully on or before the Closing Date) on or prior to the due date of such Taxes.

(b)          All Taxes and Tax liabilities with respect to the income, property or operations of the Corporations that relate to the Overlap Period shall be apportioned between Mr. Sully and the Purchaser as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per-diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Corporations as though the taxable year of the Corporations terminated at the close of business on the Closing Date. Mr. Sully shall be liable for Taxes of the Corporations that are attributable to the portion of the Overlap Period ending on and including the Closing Date.

11.3       Transfer Taxes. All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of the Shares or any other transaction that occurs pursuant to this Agreement shall be borne solely by Mr. Sully.

11.4	Tax Controversies.

(a)          The Purchaser shall promptly notify Mr. Sully upon receipt by the Purchaser of written notice of any inquiries, Claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which Mr. Sully or the Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Mr. Sully, at his sole expense, shall have the authority to represent the interests of the Corporations and the Seller with respect to any Tax Matter before the Canadian Revenue Authority (the “CRA”) or any other Authority, and shall have the right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or written notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that neither Mr. Sully nor any of his Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of the Purchaser, the Corporations or any of their Affiliates for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. Mr. Sully shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Mr. Sully shall, in good faith, allow the Purchaser to make comments to Mr. Sully, regarding the conduct of or positions taken in any such proceeding.

(b)          Except as otherwise provided in Section 11.4(a) above, the Purchaser shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Corporation for all taxable periods.

11.5       Amended Tax Returns. Neither the Seller, Mr. Sully nor the Corporations, shall file or cause to be filed any amended Tax Return or claims for refund without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

11.6       Prior Tax Agreements. Mr. Sully shall terminate or cause to be terminated any and all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between himself or any predecessor or Affiliate thereof, on the one hand, and the Corporations, on the other hand, for all Taxes imposed by any Authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

11.7       Tax Records. Until the seventh (7th) anniversary of the Closing Date, the Corporations shall, to the extent necessary in connection with any Taxes or other matter relating to the business or the assets of the Corporations for any period ending on or prior to the Closing Date, and without charge to the Seller, (i) retain and, as the Seller may reasonably request, permit the Seller and its agents to inspect and copy all original Tax books, Tax records and other Tax documents and all electronically archived Tax data not deliverable to the Seller at Closing related to preclosing Taxes and (ii) make reasonably available to the Seller the officers, directors, employees and agents of the Corporations to address Tax issues of the Seller.

11.8       Covenants of Seller. In the event that either or both of subsection 184(2) and subsection 185.1(2) of the Income Tax Act (Canada) (or any provincial equivalent) would otherwise apply at any time to all or any part of any dividend or other amount paid by Syscon Canada on or before the Closing Date, the Seller agrees, if requested by Syscon Canada or any successor thereof to concur in the filing of an election or elections under either or both of subsection 184(3) and subsection 185.1(2) of the Income Tax Act (Canada) (and any provincial equivalent) such that no tax is payable by Syscon Canada or any successor thereof under either or both of Part III and Part III.1 of the Income Tax Act (Canada) (or any provincial equivalent) in connection with the declaration and payment of such dividend and to give Syscon Canada or any successor thereof all such cooperation and assistance as may be necessary to ensure that such election or elections are duly filed in a timely manner with the appropriate taxing authorities.

ARTICLE XII

INDEMNIFICATION

12.1       Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date until all obligations set forth therein shall have been performed and satisfied notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto as follows: (a) the representations and warranties in Section 2.14 (Tax Matters) and Section 2.16 (Employee Plans) and their related schedules and the covenants contained in this Agreement shall survive until sixty (60) days after the date as of which the applicable statutes of limitations with respect to such matters expire (after giving effect to any extensions or waivers thereof); (b) the representations and warranties in Section 2.3 (Capitalization), Section 2.5 (Title to Shares), Section 2.6 (Authorization), Section 2.12 (Title and Related Matters), Section 2.17 (Intellectual Property), and Section 2.25 (Brokerage) and their related schedules shall survive indefinitely and not terminate; and (c) all other representations and warranties in this Agreement and their related schedules or in any of the written statements, certificates or other items prepared and delivered hereunder or to induce the consummation of any of the transactions contemplated hereby, shall terminate upon the twenty four (24) month period commencing on the Closing Date; provided that the representations, warranties and indemnities for which an indemnification Claim shall be pending as of the end of the applicable period referred to herein shall survive with respect to such Claim until the final disposition thereof. The representations and warranties in this Agreement and the schedules attached hereto or in any writing delivered in connection herewith shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party or be affected by the knowledge of any officer, director, shareholder, employee, partner or agent of any party seeking indemnification hereunder or by the acceptance of any certificate or opinion from any third party.

12.2	Limitations.

(a)          Neither party shall be required to indemnify the other party under Sections 12.3(a) and 12.4(a) until the indemnifiable damages, individually or in the aggregate, exceed $200,000 (the “Hurdle Rate”), at which point such indemnifying party shall be responsible for all indemnifiable damages that may arise, irrespective of the Hurdle Rate; and provided that indemnifiable damages shall accumulate until such time as they exceed the Hurdle Rate, whereupon the party to be indemnified shall be entitled to seek indemnification for the full amount of such damages; and provided further that any materiality, Material Adverse Effect, Knowledge of the Corporation or any similar qualification in the representations and warranties shall be disregarded for purposes of calculating damages and the Hurdle Rate.

(b)          Absent fraud, after the Closing, the aggregate amount of indemnifiable damages for which either the Seller or Mr. Sully shall be liable with respect to breaches of the representations and warranties made by in Article II (other than Sections 2.2, 2.3, 2.5, 2.6, 2.12, 2.14, and 2.25, or for knowing or intentional misrepresentations or breaches of covenants and agreements) shall not exceed $11 million plus twenty percent (20%) of the aggregate amount of the Earn-Outs paid to the Seller pursuant to Section 1.4 hereof.

(c)          Indemnification Claims shall be reduced, by and to the extent, that an indemnitee shall actually receive proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification Claim by such indemnitee; provided, that such proceeds shall be disregarded for purposes of calculating the Hurdle Rate; and provided further that the availability of such proceeds for any indemnification Claim shall not be a defense to such Claim or be utilized as a means of delaying indemnification payments hereunder.

12.3       Indemnification by Mr. Sully and the Seller. Subject to Sections 12.1 and 12.2, the Seller and Mr. Sully jointly and severally agree to, and shall indemnify the Purchaser, the Corporations and their respective officers, directors, employees, representatives and agents and hold each of them harmless against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

(a)          Any misrepresentation or breach of warranty contained herein or in any schedule or closing certificate or delivered by Mr. Sully, the Seller or the Corporations hereunder.

(b)          Any non-fulfillment of any obligation on the part of Mr. Sully, the Seller or the Corporations under this Agreement.

(c)          All liability of the Corporations and with respect to the income, assets and operations of the Corporations for Taxes that accrue on or prior to the Closing Date and any Tax liability of the Corporations or the Seller arising in connection with the transactions contemplated hereby (including without limitation, any Tax liability relating to dividends paid on or prior to the Closing Date and other pre-Closing transactions, Tax liability arising from the conversion from a cash to accrual basis of accounting and any Tax liability as a result of a Taxing Authority taking the position that any former or current subcontractor of the Corporations or the Seller should have been, at any time prior to the Closing Date, treated as an employee of the Corporations), but excluding any Taxes for which there is an adequate accrual and reserve on the Closing Date Balance Sheet. Any Taxes, penalties or interest attributable to the operations of the Corporations or the Seller payable as a result of an audit of any Tax Return shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable.

(d)          Any failure of the Seller to have good, valid and marketable title to all the capital stock or Options of the Corporations, free and clear of all Liens, Claims and Order, including without limitation, any Claim by a former shareholder of the Corporations or any other Person seeking to assert: (i) ownership or rights to ownership of any capital stock or Options of the Corporations; (ii) any rights of a shareholder including any Option, preemptive rights or rights to receive notice or to vote; (iii) any rights under the Corporations’ or a Subsidiary’s charter, bylaws or other constituent documents; or (iv) any Claim that his shares of capital stock or securities that were convertible or exchangeable into capital stock or Options were improperly repurchased by the Corporations.

(e)          Any Claim for the Corporations’, the Seller’s or Mr. Sully’s transaction costs or expenses not paid at Closing.

(f)           All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incidental to any of the foregoing.

12.4       Indemnification by the Purchaser and the Parent. Subject to Sections 12.1 and 12.2, the Purchaser and the Parent agree to, and shall indemnify Mr. Sully and hold him harmless, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

(a)          Any misrepresentation or breach of warranty contained herein or in any schedule or closing certificate or delivered by the Parent or the Purchaser hereunder.

(b)          Any non-fulfillment of any obligation on the part of the Parent or the Purchaser under this Agreement.

(c)          All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incidental to any of the foregoing.

12.5	Third-Party Claims.

(a)          The following procedures shall be applicable with respect to indemnification for third-party Claims (other than any Claims with respect to Tax Matters, which shall be governed by Section 11.4). Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the “Indemnitee”) of notice of the commencement of any (i) Tax audit or proceeding for the assessment of Tax by any Taxing Authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (ii) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the “Indemnitor”) is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to (i) participate in the defense of such action with counsel of reputable standing and (ii) assume the defense of such action by agreeing to assume such defense within ten (10) days of transmittal of the written notice of the Claim by the Indemnitee, in writing upon petition by the Indemnitee, if an appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Claim, in which events the Indemnitee may assume the defense.

(b)          The Indemnitor and the Indemnitee shall use their respective commercially reasonable efforts to cooperate in the defense of any third party Claims. In the event that the Indemnitor assumes or participates in the defense of such third party Claim as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonable necessary to defend such third party Claim in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all expenses (including legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this Article XII. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume as provided above, the Indemnitee shall have the full right to defend such Claim.

(c)          Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor, which shall not be unreasonably withheld; provided however, that no written approval is required from the Indemnitor as to any third party Claim (i) that results solely in injunctions or other equitable remedies in respect of the Indemnitee or its business; or (ii) that settles liabilities, or portions thereof, that are not subject to indemnification hereunder.

(d)          An Indemnitee shall have the right to employ its own counsel in any case and the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Claim; (ii) the Indemnitor shall not have employed counsel in the defense of such Claim after ten days notice; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor; in any of the foregoing events such fees and expenses shall be borne by the Indemnitor.

12.6       Security for the Indemnification Obligation. If any Indemnitor fails to comply with its obligations to make cash payments to an Indemnitee in an aggregate amount sufficient to reimburse the Indemnitee for all losses resulting from an indemnified Claim, the Indemnitee may pursue any and all rights and remedies against the Indemnitor available in law or in equity, subject only to the limitations set forth in Section 12.2 above. In addition, and not in limitation of or in substitution for the foregoing, in the event the Purchaser or the Parent is the Indemnitee, the Purchaser or the Parent may either (i) cancel shares of Parent Common Stock retained by the breaching Indemnitors or (ii) reduce the amount to be paid pursuant to the applicable Earn-Out due that year.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1       Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto with respect to any of the terms contained herein. No course of dealing between or among the parties shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

13.2       Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing to be effective.

13.3	Certain Definitions.

“24/7” shall have the meaning set forth in Section 2.17(g).

“Adjustment Statement” shall have the meaning set forth in Section 1.5(c).

“Affiliate” shall have the meaning set forth in Section 2.22.

“Authority” means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local.

“Canada Pension Plan” shall have the meaning set forth in Section 2.14(d).

“Cash Amount” shall have the meaning set forth in Section 1.3(a).

“Claim” means any action, suit, claim, lawsuit, demand, suit, inquiry, hearing, investigation, written notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 1.5(b).

“Closing Date Net Working Capital” of the Corporations shall mean the following from the Closing Date Balance Sheet: (a) the sum of (i) cash, (ii) accounts receivable, (iii) inventory, (iv) prepaid expenses and (v) other current assets, less (b) the sum of the Corporation’s (i) accounts payable, (ii) accrued expenses, (iii) “deferred tax assets” (as such term is defined under GAAP), (iv) stock appreciation rights and other equity-based obligations or liabilities, (v) deferred revenue, and (vi) other current liabilities, contingencies or reserves set forth on the Closing Date Balance Sheet; provided, that deferred revenues relating to the license for the EDS contract with Her Majesty’s Prisons Contract, shall be fixed at $2,634,923 if the Closing occurs prior to April 30, 2007, $2,369,745 if the Closing occurs after April 30, 2007 and prior to May 31, 2007 and $2,104,567 if the Closing occurs after May 31, 2007 and prior to June 30, 2007; provided that the foregoing assumes there will be 412,383 British pounds of UK license fees that have not been paid nor billed.

“Contract” means any agreement, contract, commitment, instrument, document, certificate or other binding arrangement or understanding, whether written or oral.

“Corporations” shall mean Holdings, Syscon Canada, Syscon Australia, Syscon U.S., Syscon Justice Systems International Limited, Modeling Solutions LLC (both Nevada and Wisconsin) and their Subsidiaries and “Corporation” shall mean one of the forgoing.

“Corporation Registered IP” shall have the meaning set forth in Section 2.17(c).

“CRA” shall have the meaning set forth in Section 11.4(a).

“Deposit” shall have the meaning set forth in Section 13.13(b).

“Earn-Outs” shall have the meaning set forth in Section 1.4.

“Employee Plans” shall have the meaning set forth in Section 2.16(a).

“Environmental Law” shall mean any Regulation, Order, settlement agreement or Authority requirement, which relates to or otherwise imposes liability or standards of conduct concerning the environment, health, safety or Hazardous Substances, including without limitation, discharges, emissions, releases or threatened releases of noises, odors or any Hazardous Substances, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, all as now or hereafter amended or supplemented, and the Regulations promulgated thereunder, and any other similar federal, foreign, state, provincial or local Regulations.

“Estimated Closing Date Balance Sheet” shall have the meaning as set forth in Section 1.5(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Excise Tax Act (Canada)” shall have the meaning set forth in Section 2.14(e).

“Financial Statements” shall have the meaning as set forth in Section 2.7(a).

“Financial Statement Date” shall have the meaning as set forth in Section 2.7(a).

“First Earn-Out” shall have the meaning set forth in Section 1.4.

“First Year Revenue” shall have the meaning set forth in Section 1.4(a).

“GAAP” means generally accepted accounting principles, consistently applied, as in existence at the date hereof in Canada, unless otherwise noted.

“Government Contract” means any bid, quotation, proposal, Contract, work authorization, lease, commitment or sale or purchase order of the Corporation that is with any Authority or Authority, including, without limitation, all Contracts and work authorizations to supply goods and services to any Authority.

“Guarantee” means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through a Contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other Investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

“Harmful Code” shall have the meaning set forth in Section 2.17(j).

“Hazardous Substances” shall be construed broadly to include any toxic or hazardous substance, material, or waste, any petroleum or petroleum products, radioactive materials, asbestos in any form that has become friable, ura formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “restricted hazardous wastes,” “contaminants”, “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law, any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any governmental Authority and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products or by-products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Law or which are or could reasonably be expected to become regulated, listed or controlled by, under or pursuant to any Environmental Law, or which has been or shall be determined or interpreted at any time by any Authority to be a hazardous or toxic substance regulated under any other Regulation or Order.

“Holdings” shall have the meaning set forth in the recitals.

“Hurdle Rate” shall have the meaning set forth in Section 12.2(a).

“Income Tax Act” means the Income Tax Act, R.S.C. 1985, 5th supplement and the regulations thereunder.

“Indebtedness” with respect to any Person means (a) any obligation of such Person for borrowed money, but in any event shall include: (i) any obligation or liabilities incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (whether or not such Person has assumed or become liable for the payment of such obligation) (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (iii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (iv) capitalized lease obligations; (v) all Guarantees of such Person; (b) accounts payable of such Person that have not been paid within sixty (60) days of their due date and are not being contested; and (c) all dividends or other amounts payable to the Seller or Mr. Sully.

“Indemnitee” shall have the meaning set forth in Section 12.5(a).

“Indemnitor” shall have the meaning set forth in Section 12.5(a).

“Independent Accountant” shall have the meaning set forth in Section 1.5(c).

“Information” shall have the meaning set forth in Section 5.1.

“Intellectual Property” means all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators (“URLs”), trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing).

“Investment” shall mean (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, capital stock, Options, securities or ownership interests (including partnership interests and joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

“Knowledge” means the following: (a) an individual shall be deemed to have “knowledge” of a particular fact or other matter if such individual is aware of such fact or other matter or would be aware of such fact or other matter after due inquiry by such individual; (b) the Corporations shall be deemed to have “knowledge” of a particular fact or other matter if any of Mr. Sully, Mark Boyle, Jack Corrie, Berril Perks, and Robert Elson is aware of such fact or other matter or would be aware of such fact or other matter after due inquiry by such individual; and (c) any reference to the Knowledge of the

Corporations, the Corporations’ Knowledge and any variation thereof shall be considered to be a reference to the Knowledge of the Corporations and each of their Subsidiaries.

“Lien” means any (a) security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature, including any conditional sale or other title retention Contract or lease in the nature thereof; (b) any filing or agreement to file a financing statement as debtor under the Personal Property Security Act or any similar statute; and (c) any subordination arrangement in favor of another Person.

“Material Adverse Change” means any developments or changes which would have a Material Adverse Effect.

“Material Adverse Effect” means any circumstances, state of facts or matters which might reasonably be expected to or does have a material adverse effect in respect of the Corporations’ business, operations, properties, assets, condition (financial or otherwise), results, significant customer relations plans, strategies or prospects individually or in the aggregate; provided, however, that any adverse change, effect or occurrence attributable to the conditions affecting the Canadian economy as a whole shall not be taken into account in determining if a Material Adverse Effect has occurred to the extent such adverse change does not affect the Corporations in a disproportionate manner when compared to comparable companies.

“Non-Solicitation Period” shall have the meaning set forth in Section 6.9.

“Option” means any subscription, option, warrant, right, security, Contract, commitment, understanding, stock appreciation right, phantom stock option, profit participation or arrangement by which (a) with respect the Corporations, any of the Corporations is bound to issue any additional shares of its capital stock or an interest in the equity or equity appreciation of the Corporation or rights pursuant to which any Person has a right to purchase shares of the Corporation’s capital stock or an interest in the equity or equity appreciation of the Corporation or (b) with respect to Mr. Sully, Mr. Sully is bound to sell or allow another Person to vote, encumber or control the disposition of any shares of any of the Corporations’ capital stock or rights pursuant to which any Person has a right to purchase, vote, encumber or control the disposition of shares of the Corporation’s capital stock from the Seller.

“Order” means any writ, decree, order, judgment, injunction, rule, ruling, Lien, voting right, consent of or by an Authority.

“Overlap Period” shall have the meaning set forth in Section 11.2(a).

“Parent” shall have the meaning set forth in the preamble.

“Parent Common Stock” shall have the meaning set forth in Section 1.3(a).

“Parent SEC Reports” shall have the meaning set forth in Section 3.5(a).

“Permits” means all permits, licenses, registrations, certificates, Orders, qualifications or approvals required by any Authority or other Person.

“Permitted Liens” means (a) statutory Liens not yet delinquent and immaterial in amount; (b) such imperfections or irregularities of title or Liens as do not materially detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not detract from the value of such properties and assets; (c) Liens reflected in the Financial Statements or the notes thereto; (d) the rights of customers of the Corporations with respect to inventory or work in progress under purchase orders or Contracts entered into by the Corporations in the ordinary course of business; (e) mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue and immaterial in amount or which are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien; and (f) deposits or pledges to secure workmen’s compensation, unemployment insurance, old age benefits or other social security obligations in connection with, or to secure the performance of, bids, tenders, trade Contracts not for the payment of money or leases, or to secure statutory obligations or surety or appeal bonds or other pledges or deposits for purposes of like nature in the ordinary course of business and immaterial in amount.

“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.

“Personal Information” means personal information as defined in the Privacy Law.

“Policies” means all Contracts that insure (a) the Corporations’ or any of their Subsidiaries, properties, plant and equipment for loss or damage; and (b) the Corporations or any of their Subsidiaries or their officers, directors, employees or agents against any liabilities, losses or damages (or lost profits) for any reason or purpose.

“Pre-Closing Periods” shall have the meaning set forth in Section 11.2(a).

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada) and any substantially similar Regulation of any province or territory of Canada.

“Purchase Price” shall have the meaning set forth in Section 1.3(a).

“Purchaser” shall have the meaning set forth in the preamble.

“Regulation” means any rule, law, code, statute, regulation, ordinance, requirement, announcement, policy, guideline, rule of common law or other binding action of or by an Authority and any judicial interpretation thereof.

“Restricted Area” shall have the meaning set forth in Section 6.6.

“Restricted Period” shall have the meaning set forth in Section 6.6.

“Revenue” shall mean, solely for purposes of Section 1.4, the aggregate of (a) actual software license revenues except in cases where the Corporations’ software products are bundled with the services and products of the Parent or any Affiliate of the Parent and the Corporations’ software products have not been priced as a stand-alone offering, in which event software license revenues shall be deemed to be 50% of the standard license fee as generated by the TAG quote generator (subject to due diligence as to the appropriate market price) and (b) actual services revenues (i) generated by the Corporations or (ii) generated by the Parent or an Affiliate of the Parent relating to the design, modification or customization, installation, training, support or maintenance of the Corporations’ software products calculated using GAAP; provided that license revenues shall be deemed to be earned when the corresponding cash is received and maintenance and installation revenues shall be deemed earned when billed provided they are collected within thirty (30) days of the date billed.

“SEC” shall have the meaning set forth in Section 3.5(a).

“Second Earn-Out” shall have the meaning set forth in Section 1.4.

“Second Year Revenue” shall have the meaning set forth in Section 1.4(b).

“Securities Act” shall mean the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the preamble.

“Seller Debt” shall mean the amount of Indebtedness owed by the Seller to Mr. Sully.

“Server” shall have the meaning set forth in Section 2.17(g).

“Settlement Date” shall have the meaning set forth in Section 1.5(d).

“Shares” shall have the meaning set forth in Section 1.2.

“Sites” shall have the meaning set forth in Section 2.17(g).

“Subsidiary” any Person in which any of the Corporations has (a) an Investment; (b) advanced funds or provided financial accommodations to which, in each case, is secured by an Investment in; or (c) has an Option to acquire an Investment in such Person.

“Tax Matter” shall have the meaning set forth in Section 11.4(a).

“Tax Returns” means federal, state, province, foreign and local Tax reports, returns, information returns and other documents.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, provincial, local, municipal, foreign and other income, franchise, profits, gross receipts, capital gains, shares, transfer, net proceeds, alternative or add-on minimum, ad valorem, turnover, personal property (tangible and intangible), leasing, lease, user, employment, fuel, excess profits, interest equalization, real property, sales, goods and services, harmonized sales, use, value-added, occupation, excise, severance, windfall profits, stamp, license, payroll, employer health, social security, Canada Pension Plan and provincial pension plan, employment insurance and unemployment insurance, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest whether disputed or not and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Taxing Authorities” means the Canada Revenue Agency, the Internal Revenue Service and any other Federal, state, provincial or local Authority which has the right to impose Taxes on the Corporation, a Subsidiary, the Seller or Mr. Sully.

“Third Earn-Out” shall have the meaning set forth in Section 1.4.

“Third Year Revenue” shall have the meaning set forth in Section 1.4(c).

“Working Capital Shortfall” shall mean the amount by which the Corporations’ Closing Date Net Working Capital is less than ($100,000).

“Working Capital Surplus” shall mean the amount by which the Corporations’ Closing Date Net Working Capital exceeds $100,000.

13.4       Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) one (1) business day after being delivered by hand, (b) five (5) business days after being mailed first class or certified with postage paid or (c) one (1) business day after being couriered by overnight receipted courier service:

(a)	If to the Seller or Mr. Sully, to:

0787223 B.C. Ltd.

5780 Riverdale Drive

Richmond, British Columbia

Canada V7C 2E5

Attn: Floyd Sully

with a copy to:
(which shall not constitute notice to the Seller or Mr. Sully)
Lang Michener LLP

1500 Royal Centre P.O. Box 11117
1055 West Georgia Street
Vancouver, British Columbia
Canada V6E 4N7

Attn: Robert Standerwick, Esq.

or to such other Person or address as the Seller or Mr. Sully shall furnish by notice to the Purchaser or the Parent in writing.

(b)	If to the Purchaser or the Parent, to:

Securus Technologies, Inc,

14651 Dallas Parkway

6th Floor

Dallas, Texas 75254

Attn: Dennis Reinhold, Esq.

with a copy to:
(which shall not constitute notice to the Purchaser)

White & Case LLP

200 South Biscayne Boulevard

Suite 4900

Miami, Florida 33131

Jorge L. Freeland, Esq.

or to such other Person or address as the Purchaser shall furnish by notice to the Seller in writing.

13.5       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may, without the prior approval of Mr. Sully, assign its rights, interests and obligations hereunder to any Affiliate, and may grant Liens in respect of its rights and interests hereunder to its lenders (and any agent for the lenders), and the parties hereto consent to any exercise by such lenders (and such agent) of their rights and remedies with respect to such collateral.

13.6       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in such Province and this Agreement shall be treated, in all respects, as a British Columbia contract.

13.7       Counterparts. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

13.8       Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.9       Entire Agreement. This Agreement, including the schedules and exhibits hereto and the Contracts, documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior Contracts, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no Contracts, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to the transactions contemplated hereby, other than those expressly set forth or referred to herein.

13.10     Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement or a failure by a party to perform in accordance with the specific terms herein, the aggrieved party or parties may be damaged irreparably and without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of a posting of a bond, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

13.11     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

13.12     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Regulations, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Regulation in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.13	Expenses.

(a)          The Purchaser and Parent shall bear their own expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. Mr. Sully shall bear his, the Seller’s and the Corporations’ respective expenses and the expenses, including without limitation, brokerage or investment banking, accounting and legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. If any legal action or other proceeding relating to this Agreement, the agreements contemplated hereby, the transactions contemplated hereby or thereby or the enforcement of any provision of this Agreement or the agreements contemplated hereby is brought against any party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including attorney's fees and expenses) from the party against which such action or proceeding is brought in addition to any other relief to which such prevailing party may be entitled.

(b)          In recognition of the efforts of the Seller in connection with the transactions contemplated hereby, the Parent has deposited in a trust account with Lang Michener LLP in trust, as stakeholder, the sum of $250,000 (the “Deposit”) and upon the Closing Date such amount shall be part of the Cash Amount. If for any reason the Purchaser does not purchase the Shares hereunder, (i) the Purchaser shall direct Lang Michener LLP to release the Deposit to the Seller and (ii) the Deposit shall be Mr. Sully’s, the Seller’s and the Corporations’ sole and exclusive remedy in such circumstance.

13.14     No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein express or implied shall be construed to give any person, other than the parties of such permitted successors and assigns, any legal or equitable rights hereunder.

13.15     Schedules. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representation or warranties made in this Agreement unless the substance of such exception is disclosed as provided herein on each such applicable schedule or a specific cross reference to a disclosure on another schedule is made or it is readily apparent that such disclosure applies to another Schedule. All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

13.16     Currency. Unless otherwise stated, all dollar amounts referred to in this Agreement are in United States dollars.

13.17     No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13.18     Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

* * *

IN WITNESS WHEREOF, the parties hereto have made and entered into this Stock Purchase Agreement the date first hereinabove set forth.

SECURUS TECHNOLOGIES, INC.

By:	/s/ RICHARD FALCONE
Title:	President, Chief Executive Officer and Director

APPALOOSA ACQUISITION COMPANY LTD.

By:	/s/ RICHARD FALCONE
Title:	President, Chief Executive Officer and Director

0787223 B.C. LTD.

By:	/s/ FLOYD SULLY
Title:

FLOYD SULLY

By:	/s/ FLOYD SULLY

TABLE OF CONTENTS

Page

ARTICLE I

PURCHASE OF STOCK                                                                                                                                                                          2

1.1	Sale of Subsidiaries	2
1.2	Purchase and Sale of Holdings	2
1.3	Purchase Price	2
1.4	Earn-Out Consideration	3
1.5	Purchase Price Adjustments.	4

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND MR. SULLY                                                           7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT                                        25

3.1	Corporate Organization, Etc	25
3.2	Authorization, Etc	25
3.3	No Violation	25
3.4	Capitalization	26
3.5	SEC Filings; Financial Statements.	26

ARTICLE IV

COVENANTS OF THE CORPORATIONS, THE SELLER AND MR. SULLY                                                          27

ARTICLE V

COVENANTS OF THE PURCHASER                                                                                                                                                          29

5.1	Confidentiality	29

ARTICLE VI

OTHER AGREEMENTS                                                                                                                                                     30

6.1	Agreement to Defend	30
6.2	Further Assurances	30
6.3	No Solicitation or Negotiation	30
6.4	No Termination of the Seller’s and Mr. Sully’s Obligations by Subsequent Incapacity, Dissolution, Etc 31
6.5	Deliveries After Closing	31
6.6	Non-Competition	31
6.7	Confidentiality	32
6.8	Public Announcements	32
6.9	Failure To Close	32

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER                                                                                       32

7.1	Representations and Warranties; Performance	33
7.2	Consents and Approvals	33
7.3	Opinion of the Corporations’, the Seller’s and Mr. Sully’s Counsel	33
7.4	No Proceeding or Litigation	33
7.5	Employment Agreements	33
7.6	Termination of Affiliate Contracts	33

7.7	Creditor Consents	33
7.8	Due Diligence	34
7.9	Purchase of Subsidiaries	34
7.10	Stockholders Agreement	34

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE SELLER AND MR. SULLY                                                         34

8.1	Representations and Warranties; Performance	34
8.2	Consents and Approvals	34
8.3	No Proceeding or Litigation	34
8.4	Employment Agreements	35
8.5	Opinion of the Purchaser’s and Parent’s Counsel	35
8.6	Stockholders Agreement	35

ARTICLE IX

CLOSING                    35

9.1	Closing	35
9.2	Intervening Litigation	35

ARTICLE X

TERMINATION AND ABANDONMENT                                                                                                                                                35

10.1	Methods of Termination	35

ARTICLE XI

TAX MATTERS      36

ARTICLE XII

INDEMNIFICATION                                                              38

12.1	Survival	38
12.2	Limitations.	39
12.3	Indemnification by Mr. Sully and the Seller	39
12.4	Indemnification by the Purchaser and the Parent	40
12.5	Third-Party Claims.	41
12.6	Security for the Indemnification Obligation	42

ARTICLE XIII

MISCELLANEOUS PROVISIONS                                                                                                                                                          42

13.1	Amendment and Modification	42
13.2	Waiver of Compliance; Consents	42

SCHEDULES AND EXHIBITS

Schedule/Exhibit	Responsibility
(“Sully” or “Purchaser”)

1.3	Assumed Debt ...........................................................................P
2.1(a)	Foreign Qualifications of the Corporations	S
2.1(b)	Constating Documents of the Corporations	S
2.2(a)	Subsidiaries and Affiliates	S
2.2(b)	Foreign Qualifications of Subsidiaries	S
2.2(c)	Constating Documents of Subsidiaries	S
2.2(d)	Additional Investments	S
2.3	Stock Record Books, Shareholders - Capital Stock	S
2.4	Officers and Directors	S
2.6(d)	No Conflicts	S
2.7(a)	Financial Statements	S
2.7(b)	Indebtedness	S
2.8(a)	Officers, Directors, Key Employees	S
2.9	Absence of Certain Changes	S
2.10(a)	Contracts	S
2.10(c)	Bids	S
2.11	Government Contracts	S
2.12(a)	Title to Property	S
2.12(b)	Leased Assets	S
2.12(c)	Contracts of Sales or Lease	S
2.12(d)	Permitted Liens	S
2.13	Litigation .................................................................................S
2.14	Tax Matters	S
2.16	Employee Plans	S
2.17	Intellectual Property ....................................................................S
2.19(a)	Product Development	S
2.21	Capital Expenditures and Investments	S
2.22	Dealings with Affiliates	S
2.23	Insurance	S
2.26	Customers and Suppliers	S
2.27	Permits	S
2.28	Improper and Other Payments	S
2.31	Compliance with Privacy Laws	S
3.3	No Violation	P
3.4	Schedule - Stockholders’ Capitalization of Parent	P
3.4	Exhibit - Form of Stockholders Agreement	P
7.1	Form of Officer’s Certificate - Corporation	P
7.3	Form of Opinion of Corporation’s and Mr. Sully’s Counsel	P
7.5(a)	Form of Mr. Sully’s Employment Agreement ......................................P
7.5(b)	Form of Employment Agreement	P
7.5(c)	Key Employees .........................................................................P
8.1	Form of Officer’s Certificate - Purchaser	P
8.5	Form of Opinion of Purchaser’s and Parent’s Counsel	P